PROSPECTUS SUPPLEMENT

(To Prospectus dated May 4, 2010)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-164896

$30,000,000

Class A Common Stock

Issuable Upon the Exercise of Subscription Rights

We have distributed, at no charge, to each holder of record of our Class A Common Stock and Class B Common Stock as of the close of business on May 12, 2011, 0.624 subscription rights for each share of such stock held as of the close of business on that date. No fractional subscription rights were issued. Each whole subscription right entitles you to purchase one share of our Class A Common Stock at the purchase price of $0.75 per share. This is referred to as a basic subscription right. If you exercise your basic subscription rights in full, you may request to purchase additional shares of our Class A Common Stock that remain unsubscribed for at the expiration of this rights offering. Any such over-subscription request is subject to rejection by us if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock to a shareholder pursuant to his, her or its over-subscription request would jeopardize or limit our ability to use available net operating losses to offset future taxable income. The shares of our Class A Common Stock issuable pursuant to over-subscription requests are also subject to availability after giving effect to all exercises of basic subscription rights and allocation of the remaining shares among shareholders issued shares pursuant to over-subscription requests.

The subscription rights are exercisable beginning on the date of this prospectus supplement and continuing until 5:00 p.m., New York City time, on June 16, 2011. We may extend the period for exercising subscription rights in our sole discretion, and we may cancel and terminate this rights offering at any time. If you want to participate in this rights offering and you are the record holder of your shares, you must submit to the subscription agent, Computershare Trust Company, N.A., payment in full for the shares you wish to purchase before that deadline. You must also submit your completed subscription documents to the subscription agent prior to the deadline unless you follow the guaranteed delivery procedures described in this prospectus supplement. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit payment in full for the shares you wish to purchase and your subscription documents in accordance with the instructions provided, and within the time period required, by your broker, dealer, bank or other nominee. Please see page S-30 for further instructions on exercising your subscription rights. All subscription payments will be held in escrow by the subscription agent through the expiration of this rights offering.

Shareholders who do not participate in this rights offering will continue to own the same number of shares of our Class A Common Stock, but will own a smaller percentage of the total shares of our Class A Common Stock issued and outstanding after this rights offering to the extent that other shareholders participate in this rights offering. Subscription rights that are not exercised prior to the expiration of this rights offering will expire and have no value. There is no minimum number of shares of our Class A Common Stock that we must sell in order to complete this rights offering. The subscription rights may not be sold or transferred other than by operation of law.

Shares of our Class A Common Stock are currently traded on the New York Stock Exchange under the symbol “BBX,” and we will apply for the shares of our Class A Common Stock issued upon the exercise of subscription rights to also be listed on the New York Stock Exchange. See, however, “About Us—Recent Developments—Notice of NYSE Non-Compliance.” The closing sales price of our Class A Common Stock on May 12, 2011 was $0.89 per share.

This is not an underwritten offering and there will be no underwriters’ discounts or commissions. Accordingly, the gross proceeds (before expenses) to us will be $0.75 per share and, assuming all subscription rights are exercised in this rights offering, the aggregate gross proceeds (before expenses) to us will be $30 million.

Investing in our securities involves risks. You should carefully read this prospectus supplement, including the risk factors discussed in the section entitled “Risk Factors” on page S-9, before exercising your subscription rights.

The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2011.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this rights offering and certain other matters relating to us. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this rights offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the subscription rights in this prospectus supplement differs from the description of the subscription rights in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears or is incorporated by reference in this prospectus may only be accurate as of the date hereof or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

As used in this prospectus, unless the context indicates otherwise, the terms “we,” “our,” “us,” and the “Company” refer to BankAtlantic Bancorp, Inc. and its consolidated subsidiaries, and references to “BankAtlantic Bancorp,” “Bancorp” and the “Parent Company” refer to BankAtlantic Bancorp, Inc. at its parent company level, excluding its subsidiaries. References to “BankAtlantic” in this prospectus are to BankAtlantic, the wholly owned bank subsidiary of BankAtlantic Bancorp, Inc.

ABOUT US

BankAtlantic Bancorp and BankAtlantic

BankAtlantic Bancorp is a Florida-based holding company that owns BankAtlantic and its subsidiaries. BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services through a broad network of branches in southeast Florida and the Tampa area, primarily in the metropolitan areas surrounding the cities of Miami, Ft. Lauderdale, West Palm Beach and Tampa, which are located in the heavily-populated Florida counties of Miami-Dade, Broward, Palm Beach, Hillsborough and Pinellas. As described in further detail below under “Recent Developments—Tampa Branch Sale,” BankAtlantic has entered into an agreement to sell its Tampa area branches. The transaction is anticipated to close during the first week of June 2011, subject to customary closing conditions and regulatory requirements.

Our Internet website address is www.bankatlanticbancorp.com. Our principal executive office is located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website and the information contained in or connected to our website are not a part of, or incorporated into, this prospectus.

As of March 31, 2011, we had total consolidated assets of approximately $4.5 billion, total deposits of approximately $4.0 billion and negative total equity of approximately $(8.7) million.

Recent Developments

Tampa Branch Sale

On January 28, 2011, BankAtlantic entered into an agreement to sell to PNC Financial Services Group Inc. (“PNC”) BankAtlantic’s 19 branches and 2 related facilities in the Tampa – St. Petersburg area and the associated deposits (approximately $390.4 million at March 31, 2011). BankAtlantic entered into the agreement in order to concentrate its efforts on its core markets in Southeast Florida. Under the terms and conditions of the agreement, PNC has agreed to pay (i) a 10% premium for the deposits assumed by PNC in the transaction plus (ii) the net book value of the acquired real estate and substantially all of the fixed assets associated with the branches and facilities. No loans are being acquired in connection with the transaction. Both the Office of Thrift Supervision (the “OTS”), BankAtlantic Bancorp’s and BankAtlantic’s primary regulator, and the Office of the Comptroller of the Currency (the “OCC”), PNC’s primary regulator, have approved the transaction. Based on asset reductions associated with the sale of BankAtlantic’s Tampa branches and related facilities and deposit levels as of March 31, 2011, we anticipate recording a net gain at BankAtlantic of between $38 million and $39 million upon closing of the transaction, which is expected to add an estimated 145 basis points (1.45%) to BankAtlantic’s regulatory capital ratios. The transaction is anticipated to close during the first week of June 2011; however, consummation of the transaction remains subject to customary closing conditions and regulatory requirements, and the transaction may not be consummated on the contemplated terms, when expected, or at all. Upon consummation of the transaction, BankAtlantic will have 79 branches in Southeast Florida.

Cease and Desist Orders

On February 23, 2011, each of BankAtlantic Bancorp and BankAtlantic entered into a Stipulation and Consent to Issuance of Order to Cease and Desist with the OTS (collectively, the “Orders”). The OTS issued the Orders after assessing our losses over the past three years, high levels of classified assets and inadequate levels of capital based on BankAtlantic’s risk profile as determined by the OTS’s 2010 examination. Under the terms of the Order entered into by BankAtlantic Bancorp (the “Bancorp Order”), BankAtlantic Bancorp may not take certain actions without receiving the prior written non-objection of the OTS, including, without limitation, declaring or paying any dividends or other capital distributions, making certain types of loans and incurring, issuing, renewing, repaying or rolling over certain indebtedness, including subordinated debt or trust preferred securities. BankAtlantic Bancorp is also required to ensure BankAtlantic’s compliance with the terms of the Order which it entered into (the “Bank Order”) as well as all applicable laws, rules, regulations and agency guidance. The terms of the Bancorp Order also required BankAtlantic Bancorp to submit written plans to the OTS addressing, among other things, how BankAtlantic Bancorp intends to maintain and enhance its and BankAtlantic’s capital and setting forth BankAtlantic Bancorp’s business plan for 2011.

At March 31, 2011, BankAtlantic had a tier 1 (core) capital ratio of 5.97% and a total risk-based capital ratio of 11.77%. Under the terms of the Bank Order, BankAtlantic is required to attain by June 30, 2011 and then maintain a tier 1 (core) capital ratio equal to or greater than 8% and a total risk-based capital ratio equal to or greater than 14%. We will seek to meet the higher capital requirements through the expected financial impact of the above-described sale of BankAtlantic’s Tampa branches and related facilities and through other efforts, such as the sale of shares of our Class A Common Stock in this rights offering and, to the extent determined by our Board of Directors, future issuances of our Class A Common Stock or other securities in public or private offerings. While BankAtlantic is taking steps to achieve the capital ratios established by the Bank Order, such ratios may not be attained by June 30, 2011 or at all, or if attained by June 30, 2011, may not be maintained at or above the required levels in future periods. Under the terms of the Bank Order, BankAtlantic is also required to, among other things, revise certain of its plans, programs and policies and submit to the OTS certain written plans, including a capital plan, a contingency plan (only in the event it fails to timely attain and maintain the increased capital ratio requirements), a revised business plan and a plan to reduce BankAtlantic’s delinquent loans and non-performing and other “problem” assets. In addition, the Bank Order requires BankAtlantic to limit its asset growth and restricts BankAtlantic from originating or purchasing new commercial real estate loans or entering into certain material agreements, in each case without receiving the prior written non-objection of the OTS. Separately, the OTS has confirmed that it has no objection to the origination of new loans to facilitate the sale of certain assets, the renewal, extension or modification of existing commercial real estate loans or the funding on existing commitments of commercial real estate loans, subject in each case to compliance with applicable regulations and BankAtlantic’s policies. The Bank Order also imposes restrictions on BankAtlantic’s ability to pay dividends and other distributions.

The Orders also include restrictions on compensation paid to the senior executive officers of BankAtlantic Bancorp and BankAtlantic, and restrictions on any new agreements with affiliates. The Orders became effective on February 23, 2011 and will remain in effect until terminated, modified or suspended by the OTS.

BankAtlantic Bancorp and BankAtlantic have submitted to the OTS all written plans, including capital plans and business plans, required to date under the Orders. The OTS, or other agencies having regulatory authority over BankAtlantic Bancorp or BankAtlantic in the future, may require changes to the these plans based on the terms of the Orders, the operating results and financial condition of BankAtlantic Bancorp or BankAtlantic, market conditions generally or other factors, some of which may be beyond our control.

Notice of NYSE Non-Compliance

Our Class A Common Stock is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “BBX.” On April 6, 2011, we were notified by NYSE Regulation, Inc. that our Class A Common Stock did not satisfy one of the standards for continued listing on the NYSE. The NYSE requires a listed company’s stock to maintain an average closing price per share in excess of $1.00 for a consecutive 30-trading-day period. As of March 31, 2011, the average closing price per share of our Class A Common Stock over the preceding 30-trading-day period was $0.98.

Under the NYSE’s rules, we have a period of six months, subject to possible extension, to bring our share price and 30-trading-day average share price back over $1.00. Our Class A Common Stock will continue to be listed and traded on the NYSE during this period, subject to our compliance with other continued listing standards of the NYSE. We have notified the NYSE that we anticipate that this deficiency will be cured and that we will return to compliance with the NYSE’s minimum share price continued listing standard, and the NYSE has agreed to work with us through our initiatives. However, we may not be able to satisfy the NYSE’s requirement within the six-month cure period, in which case our Class A Common Stock would be subject to delisting from the NYSE. Further, if our Class A Common Stock is delisted from the NYSE, our attempts to list our Class A Common Stock on another exchange may not be successful, in which case we would seek to list our Class A Common Stock on the OTC Bulletin Board or an automatic quotation system. In any event, the delisting of our Class A Common Stock from the NYSE could adversely impact the liquidity and trading price of our Class A Common Stock.

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

The following are questions that we anticipate you may have about this rights offering. The answers are based on information in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. Exercising the subscription rights and investing in our securities involves a high degree of risk. We urge you to carefully read this prospectus in its entirety, including the section entitled “Risk Factors” beginning on page S-9, as well as the documents listed under the section “Incorporation of Certain Information by Reference” before you decide whether to exercise your subscription rights.

What is this rights offering?

This rights offering is an opportunity for you to purchase additional shares of our Class A Common Stock at a fixed price and in an amount proportional to your existing interest in our common stock. This enables you to maintain, or if other shareholders of our common stock do not exercise their subscription rights, to increase your current percentage ownership interest in our Company.

Why are we engaging in this rights offering? How will we use the proceeds from this rights offering?

As described above, BankAtlantic is required to attain by June 30, 2011 and then maintain a tier 1 (core) capital ratio equal to or greater than 8% and a total risk-based capital ratio equal to or greater than 14%. Based on our desire to raise funds to support BankAtlantic, we considered a number of capital raising alternatives. We believe that giving our current shareholders the right to purchase our shares is the fairest and most equitable approach to raising capital. Our board of directors also determined that this rights offering was advisable as it does not entail many of the substantial costs and uncertainties associated with an underwritten public offering. We intend to use the net proceeds from this rights offering to contribute capital to BankAtlantic.

Who may participate in this rights offering?

Holders of our Class A Common Stock and Class B Common Stock as of the close of business on May 12, 2011 are entitled to participate in this rights offering.

How many subscription rights did each eligible shareholder receive?

Each holder of record of our Class A Common Stock and Class B Common Stock as of the close of business on May 12, 2011 received 0.624 subscription rights for each share of such stock held as of the close of business on that date. Fractional subscription rights were not issued. Instead, the aggregate number of subscription rights distributed to each eligible shareholder was rounded up to the next largest whole number.

What is the basic subscription right?

Each whole subscription right entitles you to purchase one share of our Class A Common Stock at a subscription price of $0.75 per share. This is referred to as the basic subscription right.

What is the over-subscription option?

Some of our shareholders may not exercise their basic subscription rights in full. The over-subscription option provides shareholders that fully exercise their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription rights, you may request to purchase additional shares of our Class A Common Stock unclaimed by other shareholders in this rights offering at the same $0.75 subscription price per share. If insufficient shares are available to fully satisfy all over-subscription requests, the available shares will be allocated proportionately among rights holders issued shares pursuant to over-subscription requests based on the number of shares each such rights holder subscribed for under his, her or its basic subscription rights. Each over-subscription request is subject to rejection by us if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points.

Am I required to participate in this rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, you will experience dilution to your equity interest in our Company to the extent you choose not to exercise your subscription rights and other shareholders exercise their subscription rights.

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription rights certificate and delivering it, with full payment of the subscription price for the shares of our Class A Common Stock for which you are subscribing, including shares subscribed for pursuant to your over-subscription option, to the subscription agent on or prior to the expiration of this rights offering. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you hold shares of our Class A Common Stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our Class A Common Stock you wish to subscribe for. Therefore, if you wish to exercise your subscription rights, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the shares of our Class A Common Stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. We will ask the record holder of your shares to notify you of this rights offering.

How long will this rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise your subscription rights, you must do so by 5:00 p.m., New York City time, on June 16, 2011, unless we extend this rights offering. Accordingly, unless the guaranteed delivery procedures are followed, if a rights holder desires to exercise its subscription rights, the subscription agent must actually receive all required documents and payments from the rights holder before the expiration of this rights offering. Shareholders who own shares through a broker, dealer bank or other nominee should submit their subscription documents and payment for the shares of our Class A Common Stock subscribed for in the time period provided by their nominee holder in order to permit the nominee holder to submit all required subscription documents and payments prior to the expiration of this rights offering. We may extend this rights offering for any reason.

May the board of directors terminate this rights offering?

Yes. Our board of directors may decide to terminate this rights offering at any time for any reason.

If this rights offering is terminated or my subscription for shares is not otherwise accepted, will my subscription payment be refunded to me?

Yes. If we terminate this rights offering, all subscription payments will be returned as soon as practicable following the termination. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate this rights offering. If we terminate this rights offering, we will not be obligated to issue shares of our Class A Common Stock to rights holders who have exercised their subscription rights prior to termination.

If this rights offering is completed but your subscription for shares is not accepted, in whole or in part, the subscription agent will return the unaccepted portion of your subscription payment by mail, without interest or deduction thereon, promptly after the expiration of this rights offering and after all determinations, allocations and adjustments described herein have been effected.

May I transfer or sell my subscription rights?

No. Your subscription rights may not be sold or transferred other than by operation of law (for example, upon death).

Are there limitations on the number of shares I may purchase?

Yes. As a unitary savings and loan holding company, we are subject to regulation by the OTS. Among other things, the OTS has the authority to prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of May 12, 2011, a total of 63,131,721 shares of our Class A Common Stock were issued and outstanding. In the event this rights offering is fully subscribed, we will issue approximately 40,000,000 shares of our Class A Common Stock, in which case there will be approximately 103,131,721 shares of our Class A Common Stock issued and outstanding after this rights offering. However, this rights offering may not be fully subscribed and, accordingly, we cannot advise you with certainty as to the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether you are required to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

Further, as described above, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock pursuant to your over-subscription request would jeopardize or limit our ability to use our available net operating losses to offset future taxable income.

Have any shareholders indicated their intentions to participate in this rights offering?

BFC Financial Corporation (“BFC”), which holds all of the issued and outstanding shares of our Class B Common Stock and approximately 43% of the issued and outstanding shares of our Class A Common Stock

(representing in the aggregate approximately 70% of our total voting power), has indicated its support of this rights offering and willingness to participate. However, BFC has made no formal binding commitment to participate in this rights offering and the extent of BFC’s participation, if any, is uncertain. If BFC exercises all of its basic subscription rights and no other shareholders do so, BFC will beneficially own approximately 55% of our Class A Common Stock and 77% of our total voting power after this rights offering (before giving effect to any shares it may purchase pursuant to its over-subscription option). BFC has previously received the approval of the OTS to own a controlling interest in our common stock. Accordingly, BFC may acquire shares of our Class A Common Stock in this rights offering without obtaining any additional approval of the OTS.

Are there risks associated with exercising my subscription rights?

Yes. The exercise of your subscription rights and resulting purchase of shares of our Class A Common Stock should be considered as carefully as you would consider the acquisition of additional shares of our Class A Common Stock in the market or any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-9.

After I exercise my subscription rights, may I change my mind and cancel my subscription?

No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our Class A Common Stock decreases. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be considered a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at a price of $0.75 per share.

Will I be charged any fees if I exercise my subscription rights?

We will not charge a fee to holders for exercising their subscription rights. However, any holder exercising its subscription rights through a broker, dealer, bank or other nominee will be responsible for any fees charged by its nominee holder.

If I exercise my subscription rights, when will I receive the shares for which I have subscribed?

We will issue the shares of our Class A Common Stock purchased pursuant to the exercise of basic subscription rights as soon as practicable after this rights offering expires, whether or not you exercise your subscription rights immediately prior to the expiration of this rights offering or at an earlier time. Shares of our Class A Common Stock, if any, attributable to over-subscription requests accepted by the Company will be issued after this rights offering expires and after all determinations, allocations and adjustments described herein have been effected.

How many shares of Class A Common Stock are currently issued and outstanding, and how many shares will be issued and outstanding after this rights offering?

As indicated above, we had a total of 63,131,721 shares of Class A Common Stock issued and outstanding as of May 12, 2011. This number excludes shares of our Class A Common Stock issuable pursuant to outstanding stock options, shares of our Class A Common Stock that may be issued pursuant to our equity compensation and incentive plans and shares of our Class A Common Stock that may be issued upon the conversion of outstanding shares Class B Common Stock. The number of shares of our Class A Common Stock that will be issued and outstanding after this rights offering will depend on the number of shares purchased in this rights offering. If we issue all of the shares of our Class A Common Stock which may be subscribed for in this rights offering, there will be approximately 103,131,721 shares of Class A Common Stock issued and outstanding after this rights offering, which would represent an increase of approximately 63% in the number of issued and outstanding shares of our Class A Common Stock.

How was the $0.75 per share subscription price determined?

Our board of directors set the subscription price based upon the market price of our Class A Common Stock. The subscription price does not necessarily bear any relationship to any other established criteria for value. Accordingly, you should not consider the subscription price as an indication of the value of our Company.

How much money will the Company receive from this rights offering?

If we sell all of the shares of our Class A Common Stock being offered, we will receive gross proceeds (before expenses) of approximately $30 million. We are offering shares of our Class A Common Stock in this rights offering with no minimum purchase requirement. As a result, we may not sell all or any of the shares being offered.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Material U.S. Federal Income Tax Considerations—Taxation of Shareholders.”

Has the board of directors made a recommendation as to whether I should exercise my subscription rights?

No. Our board of directors has not made any recommendation as to whether you should exercise your subscription rights. You should decide whether to subscribe for shares of our Class A Common Stock or simply take no action with respect to your subscription rights based upon your own assessment of your best interests.

What if I have other questions?

If you have other questions about this rights offering, please contact our information agent, Georgeson Inc., by telephone at (888) 219-8320 for shareholders and (212) 440-9800 for banks and brokers.

RISK FACTORS

You should carefully consider the following risks, as well as all other information contained or incorporated by reference into this prospectus, including our financial statements and related notes, before exercising any subscription rights in this rights offering. Our business, operating results or financial condition could be materially and adversely affected by any of the risks.

Risks Related to our Business and Operations

Failure to comply with the Orders could result in further regulatory action and/or fines, and our efforts to comply with the Orders could have a material adverse effect on our business and results of operations.

On February 23, 2011, BankAtlantic Bancorp entered into the Bancorp Order and BankAtlantic entered into the Bank Order with the OTS. (See “About Us—Recent Developments—Cease and Desist Orders” for a description of the terms of the Orders.) Any material failure by BankAtlantic Bancorp or BankAtlantic to comply with the terms of the Orders could result in the imposition of fines and/or additional enforcement actions by the OTS, such as the issuance of a capital directive, the removal of officers and/or directors, the institution of proceedings for receivership or conservatorship and the termination of deposit insurance. In addition, if BankAtlantic does not meet the capital ratio requirements in the Bank Order, BankAtlantic would be required to submit a contingency plan that is acceptable to the OTS and that would detail steps to be taken by BankAtlantic that would lead to a potential sale of BankAtlantic. BankAtlantic would be required to implement the contingency plan upon written notification from the OTS. Further, efforts to comply with the Orders may have material adverse effects on our operations, earnings and financial condition.

Even after the completion of this rights offering, we may need additional capital, which may not be available on acceptable terms or at all.

Even assuming that this rights offering is fully subscribed and successfully completed and that the net proceeds from this rights offering are contributed to BankAtlantic, BankAtlantic may not have sufficient capital to meet or maintain the higher capital ratios required under the Bank Order. Factors that would cause BankAtlantic to fail to meet the capital ratio requirements under the Bank Order even if this rights offering is fully subscribed and successfully completed and the net proceeds from this rights offering are contributed to BankAtlantic include that the anticipated sale of BankAtlantic’s Tampa branches to PNC may not be consummated on the contemplated terms, when expected, or at all, that BankAtlantic may not realize, upon consummation, if any, of such sale, the currently estimated increase in capital ratios and that our actual results may differ materially from those contemplated. In addition, it will likely be necessary for us to raise additional funds in the future in order to pay the deferred interest on our junior subordinated debentures at the end of the deferral period. Based on average interest rates applicable at March 31, 2011, which were at historically low interest rate levels, we would owe approximately $73.1 million as of December 31, 2013 if interest is deferred for the full 20 consecutive quarterly periods permitted under the terms of the junior subordinated debentures. Accordingly, even if this rights offering is fully subscribed and successfully completed, we may still need to issue additional capital in the near term, and we may not be able to raise such capital on acceptable terms or at all.

Our recent financial performance and the regulatory actions by the OTS, combined with continued capital and credit market volatility, generally adverse economic conditions and competition in the credit markets among financial institutions, may adversely affect our ability to access capital and may have a material adverse effect on our business, financial condition and results of operations.

We incurred losses of $143.3 million, $185.8 million and $202.6 million during the years ended December 31, 2010, 2009 and 2008, respectively, and we incurred a loss of $22.9 million during the quarter ended March 31, 2011. As part of our efforts to maintain regulatory capital ratios, BankAtlantic has reduced its assets and repaid borrowings. However, the reduction of earning asset balances has resulted in reduced income, while at the same time BankAtlantic has experienced significant credit losses.

BankAtlantic Bancorp contributed $28 million and $105 million to the capital of BankAtlantic during the years ended December 31, 2010 and 2009, respectively. At March 31, 2011, BankAtlantic Bancorp had $13.1 million of liquid assets. While, at March 31, 2011, BankAtlantic Bancorp’s wholly-owned work-out subsidiary also held a portfolio of approximately $10.5 million of non-performing loans, net of reserves, $2.7 million of performing loans and $8.8 million of real estate owned which it could seek to liquidate, our sources of funds to continue to support BankAtlantic are limited.

BankAtlantic Bancorp’s ability to contribute additional capital to BankAtlantic will depend on our ability to raise capital in the secondary markets, including in this rights offering and any other debt or equity offerings that we may pursue in the future, and on BankAtlantic Bancorp’s wholly-owned work-out subsidiary’s ability to liquidate its portfolio of non-performing loans and real estate owned. Our ability to raise additional capital will depend on, among other things, conditions in the financial markets at the time, which are outside of our control, and our financial condition, results of operations and prospects. In addition, a large number of financial institutions are currently seeking to raise capital, and the competition we face from these financial institutions in the credit markets, as well as our entry into the Orders, may also make it more difficult to raise additional capital on acceptable terms, if at all. Further, our ability to raise capital through issuances of our Class A Common Stock or securities convertible into our Class A Common Stock may be adversely affected if we are not successful in our efforts to maintain the listing of our Class A Common Stock on the NYSE. Any future issuance of our Class A Common Stock or securities convertible into our Class A Common Stock could also require an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of our Class A Common Stock. Under Florida law, any such amendment would be subject to the approval of our shareholders, including BFC, and we may not be successful in obtaining the required shareholder vote to approve the amendment and increase the authorized number of shares of our Class A Common Stock. As a result of these and other factors, we may not be able to provide additional capital, as needed, to BankAtlantic, and BankAtlantic may not be able to raise needed capital directly. The failure to obtain capital in amounts needed to meet the higher capital requirements under the Bank Order would cause BankAtlantic to fail to comply with the Bank Order and may result in further enforcement actions by the OTS or otherwise have a material adverse effect on our results of operation and financial condition.

In light of the need for us to be in a position to provide capital to BankAtlantic, as well as the anticipated imposition of capital requirements on thrift holding companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we have and will continue to evaluate raising additional funds through the issuance of securities, such as through this rights offering. During February 2010, we filed a shelf registration statement with the Securities and Exchange Commission (the “SEC”) registering to offer, from time to time, up to $75 million of Class A Common Stock, preferred stock, subscription rights, warrants or debt securities. During July 2010, we completed a $20 million rights offering to our shareholders under the shelf registration statement and issued an aggregate of 13,340,379 shares of our Class A Common Stock. This rights offering is being conducted under the shelf registration statement and relates to $30 million of the remaining $55 million of securities covered by the shelf registration statement. Accordingly, in the event this rights offering is fully subscribed and successfully completed, there will be $25 million of securities covered by the shelf registration statement available for issuance in the future, which we are currently permitted to use for rights offerings to our shareholders and for certain smaller issuances of our securities. We could also pursue financings directly at BankAtlantic. Issuances of equity directly at BankAtlantic would dilute our interest in BankAtlantic. Because our decision to issue securities in any future offering, whether under the shelf registration statement or otherwise, will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our shareholders bear the risks of future offerings at the Bancorp parent company level reducing the price of our Class A Common Stock, and future offerings directly at BankAtlantic diluting our interest in BankAtlantic.

Our business is concentrated in Florida, and the decline in the Florida real estate market and general adverse economic conditions in Florida have adversely affected, and may continue to adversely affect, our earnings and financial condition.

BankAtlantic’s business, the location of its stores, the primary source of repayment for its small business loans and the real estate collateralizing its commercial real estate loans (and the loans held by BankAtlantic Bancorp’s asset work-out subsidiary) and its consumer home equity loans are primarily concentrated in Florida. As a result, we are exposed to geographic risks as increasing unemployment, declines in the housing industry and declines in the real estate market have generally been more severe in Florida than in the rest of the country. Particularly, the continued deterioration of economic conditions in the Florida residential real estate market, including the continued decline in median home prices year-over-year in all major metropolitan areas in Florida, and the downturn in the Florida commercial real estate market, resulted in a substantial increase in BankAtlantic’s non-performing assets and provision for loan losses over the past three years. The housing industry, especially in Florida, has been in a substantial and prolonged downturn reflecting, in part, decreased availability of mortgage financing for residential home buyers, reduced demand for new construction resulting in a significant over-supply of housing inventory and increased foreclosure rates. Additionally, the deteriorating condition of the Florida economy and these adverse market conditions have negatively impacted the commercial non-residential real estate market. BankAtlantic’s earnings and financial condition were adversely impacted over the past three years as the majority of its loans are secured by real estate in Florida. We expect that our earnings and financial condition will continue to be unfavorably impacted if market conditions do not improve or deteriorate further in Florida, and market conditions in Florida may not recover significantly in the near- or long-term to mitigate any such adverse effect. At March 31, 2011, BankAtlantic’s loan portfolio included $1.9 billion of loans concentrated in Florida (which represented approximately 64.7% of its loan portfolio), $284.4 million of which was on non-accrual.

Due to the concentration of our business operations in Florida, adverse changes in laws and regulations in Florida would have a greater negative impact on our revenues, financial condition and business than on similar institutions in markets outside of Florida. Further, the State of Florida is subject to the risks of natural disasters such as tropical storms and hurricanes, which may disrupt our operations, adversely impact the ability of our borrowers to timely repay their loans and the value of any collateral held by us, or otherwise have an adverse effect on our results of operations. The severity and impact of tropical storms, hurricanes and other weather related events are unpredictable.

Our loan portfolio is concentrated in loans secured by real estate, which makes us very susceptible to credit losses given the current depressed real estate market.

Conditions in the United States real estate market have deteriorated significantly beginning in 2007, particularly in Florida, BankAtlantic’s primary lending area. BankAtlantic’s loan portfolio is concentrated in commercial real estate loans (most of which are located in Florida and many of which involve residential land development), residential mortgages (nationwide), and consumer home-equity loans (throughout BankAtlantic’s markets in Florida). BankAtlantic has a heightened exposure to credit losses that may arise from this concentration as a result of the significant downturn in the Florida real estate markets and other markets in which it acquires loans. BankAtlantic’s exposure to credit losses may further increase in the future to the extent that economic conditions do not improve and collateral values continue to decline.

We believe that BankAtlantic’s commercial residential real estate loan portfolio has exposure to further declines in the Florida real estate market. As of March 31, 2011, this loan portfolio consisted of 33 loans aggregating $115.8 million, of which 18 loans totaling $81.5 million were on non-accrual.

In addition to the loans described above, during 2008, BankAtlantic Bancorp formed an asset work-out subsidiary which acquired non-performing commercial real estate loans from BankAtlantic. The balance of these loans as of March 31, 2011 was $14.1 million, including $5.8 million of commercial residential real estate loans.

Market conditions have resulted in, and may in the future result in, our commercial real estate borrowers having difficulty selling lots or homes in their developments for an extended period, which in turn could result in an increase in residential construction loan delinquencies and non-accrual balances. Additionally, if the current depressed economic environment continues or deteriorates further, collateral values may decline further which likely would result in increased credit losses in these loans.

Included in the commercial real estate loan portfolio at March 31, 2011 were approximately $618.4 million of commercial land loans and commercial non-residential loans (which we refer to as “commercial other real estate loans”). A borrower’s ability to repay commercial land loans is dependent on the success of the real estate project. A borrower’s ability to repay commercial other real estate loans is dependent upon maintaining tenants through the life of the loan or the borrower’s successful operation of a business. Weak economic conditions may impair a borrower’s business operations and typically slow the execution of new leases. Such economic conditions may also lead to existing lease turnover. As a result of these factors, vacancy rates for retail, office and industrial space are expected to continue to rise in 2011 which could result in falling rents, and conditions beyond 2011 are uncertain. The combination of these factors could result in further deterioration in real estate market conditions and BankAtlantic may recognize higher credit losses on these loans, which would adversely affect our results of operations and financial condition.

As of March 31, 2011, BankAtlantic’s commercial real estate loan portfolio included eight large lending relationships with unaffiliated borrowers involving lending commitments in each case in excess of $20 million. The aggregate amount outstanding under these loans as of March 31, 2011 was approximately $221.1 million, of which approximately $96.4 million was on non-accrual. Further defaults by any of these borrowers could have a material adverse effect on BankAtlantic’s results of operations.

Non-performing assets have had, and may continue to have, an adverse impact on our operations, could result in further losses in the future and will take significant time to resolve.

As of March 31, 2011, our non-performing loans totaled $374.0 million, or 5.2% of our loan portfolio, and our non-performing assets (which include non-performing loans and foreclosed real estate) were $452.5 million, or 10.1% of our total assets. Our non-performing assets and non-performing loans (and our heightened exposure to credit loss related thereto) have had and may continue to have an adverse impact on our operations. In addition, we had approximately $55.7 million in accruing loans that were 30-89 days delinquent at March 31, 2011.

Our non-performing assets adversely affect our net income in various ways. Until economic and real estate market conditions improve, particularly in Florida but also nationally, we expect to continue to incur additional losses relating to an increase in non-performing assets and non-performing loans. We generally do not record interest income on non-performing loans or real estate owned. When we receive the collateral in foreclosures or similar proceedings, we are required to mark the related collateral to the then fair market value, generally based on appraisals of the property obtained by us, which often results in an additional loss. These loans and real estate owned also increase our risk profile, and increases in the level of non-performing assets and non-performing loans impact our regulators’ view of appropriate capital levels, which was the major contributing factor to the imposition by the OTS of the Orders. Our regulators will likely require us to maintain enhanced capital levels until, at a minimum, our levels of non-performing assets and non-performing loans are substantially reduced. While we seek to manage our non-performing assets, decreases in the value of these assets or a deterioration in our borrowers’ financial condition, which is often impacted by economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of non-performing assets requires significant commitments of management time.

An increase in BankAtlantic’s allowance for loan losses will result in reduced earnings.

As a lender, BankAtlantic is exposed to the risk that its customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. BankAtlantic’s management evaluates the collectability of BankAtlantic’s loan portfolio and has established an allowance for loan losses that it believes is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have probable loss potential;

•	delinquency trends;

•	estimated fair value of the collateral;

•	current economic conditions;

•	the views of its regulators; and

•	geographic and industry loan concentrations.

Many of these factors are difficult to predict or estimate accurately, particularly in a changing economic and regulatory environment. The process of determining the estimated losses inherent in BankAtlantic’s loan portfolio requires subjective and complex judgments and the level of uncertainty concerning economic conditions may adversely affect BankAtlantic’s ability to estimate the losses which may be incurred in its loan portfolio. In addition, BankAtlantic’s regulators may, based on their periodic reviews, require that BankAtlantic increase its allowance for loan losses, whether as a result of a disagreement with the amount of the allowance or otherwise. If BankAtlantic’s evaluation regarding the collectability of its loan portfolio is incorrect and the allowance for loan losses is not sufficient to cover actual losses (including, without limitation, in the event that actual borrower defaults exceed the estimated amounts of defaults used for purposes of establishing the allowance for loan losses), if BankAtlantic perceives adverse trends that require it to significantly increase its allowance for loan losses in the future or if BankAtlantic’s regulators otherwise require BankAtlantic to increase its allowance for loan losses, our earnings could be significantly and adversely affected.

At March 31, 2011, BankAtlantic’s allowance for loan losses was $154.2 million, which represented approximately 5.2% of total loans and 42.5% of non-performing loans.

We have deferred interest on our outstanding junior subordinated debentures and anticipate that we will continue to defer this interest for the foreseeable future, which could adversely affect our financial condition and liquidity.

We began deferring interest on all of our $294 million of junior subordinated debentures as of March 2009 which resulted in the deferral and accrual of $31.8 million of regularly scheduled quarterly interest payments that would otherwise have been paid during the years ended December 31, 2010 and 2009 and the quarter ended March 31, 2011. The terms of the junior subordinated debentures allow us to defer interest payments for up to 20 consecutive quarterly periods, and we anticipate that we will continue to defer such interest for the foreseeable future. During the deferral period, interest continues to accrue on the junior subordinated debentures, as well as on the deferred interest, at the relevant stated coupon rate. We are also restricted from paying dividends on our common stock during the deferral period. At the end of the deferral period, we will be required to pay all interest accrued during the deferral period. In the event that we elect to defer interest on our junior subordinated debentures for the full 20 consecutive quarterly periods permitted under the terms of the junior subordinated debentures, we would owe approximately $73.1 million of accrued interest as of December 31, 2013 (based on average interest rates applicable at March 31, 2011, which were at historically low interest rate levels). As most of the outstanding junior subordinated debentures bear interest at rates that are indexed to LIBOR, if LIBOR rates increase, the interest that would accrue during the deferral period would be significantly higher and likewise increase the amount we would owe at the conclusion of the deferral period. It may be necessary for us to raise additional funds in the future in order to pay the deferred interest on our junior subordinated debentures at the end of the deferral period, and such funds may not be available to us on acceptable terms or at all.

BankAtlantic obtained a significant portion of its non-interest income through service charges on core deposit accounts, and recent legislation designed to limit service charges could reduce our fee income.

BankAtlantic’s deposit account growth has generated a substantial amount of service charge income. The largest component of this service charge income historically has been overdraft fees. Changes in banking regulations, in particular the Federal Reserve Board’s new rules prohibiting banks from automatically enrolling customers in overdraft protection programs, which became effective July 1, 2010, had a significant adverse impact on our service charge income during the year ended December 31, 2010 and the quarter ended March 31, 2011, and this impact is expected to continue for the remainder of 2011. Additionally, the Dodd-Frank Act has established a consumer protection agency which may promulgate rules that further limit the assessment of overdraft fees. Changes in customer behavior, modification of our service charge practices as well as increased competition from other financial institutions could also result in declines in deposit accounts or in overdraft frequency resulting in a decline in service charge income. Further, the downturn in the Florida economy could result in the inability to collect overdraft fees. The reduction in deposit account fee income during the year ended December 31, 2010 and the quarter ended March 31, 2011 had an adverse impact on our earnings and further reductions in future periods would likewise have a negative effect on our earnings.

BankAtlantic Bancorp and BankAtlantic are each subject to significant regulation, and BankAtlantic Bancorp’s activities and the activities of its subsidiaries, including BankAtlantic, are subject to regulatory requirements that could have a material adverse effect on our business.

BankAtlantic Bancorp is a “grandfathered” unitary savings and loan holding company and has broad authority to engage in various types of business activities. The OTS, among other things, can prevent BankAtlantic Bancorp from engaging in activities or limit those activities if it determines that there is reasonable cause to believe that the continuation of any particular activity constitutes a serious risk to the financial safety, soundness, or stability of BankAtlantic.

Unlike bank holding companies, as a unitary savings and loan holding company, BankAtlantic Bancorp has not historically been subject to capital requirements. However, capital requirements may be imposed on savings and loan holding companies in the future. The Dodd-Frank Act (which is discussed in further detail below) may, among other things, eliminate the status of a “savings and loan holding company” and require BankAtlantic Bancorp to register as a bank holding company, which would subject it to regulatory capital requirements. Further, the regulatory bodies having authority over us may adopt regulations in the future that would affect our operations, including our ability to pay dividends or to engage in certain transactions or activities (to the extent we are otherwise not restricted from doing so).

The enactment of the Dodd-Frank Act may have a material effect on our operations.

On July 21, 2010, President Obama signed the Dodd-Frank Act, which imposes significant regulatory and compliance changes. In addition to the potential imposition of capital requirements on BankAtlantic Bancorp described above, we believe the key effects of the Dodd-Frank Act on our business are:

•

changes to the thrift supervisory structure, including the elimination of the OTS, the transfer of oversight of federally chartered thrift institutions to the OCC and the transfer of oversight of thrift holding companies to the Federal Reserve;

•	creation of new government regulatory agencies;

•	limitations on federal preemption;

•	limitations on debit card interchange fees;

•	changes in insured depository institution regulations; and

•	mortgage loan origination and risk retention.

Many provisions of the Dodd-Frank Act remain subject to regulatory rulemaking and implementation, the effects of which are not yet known. As a result, it is difficult to gauge the ultimate impact of certain provisions of the Dodd-Frank Act because the implementation of many concepts is left to regulatory agencies. For example, the Consumer Financial Protection Bureau (CFPB) is given the power to adopt new regulations to protect consumers and is given control over existing consumer protection regulations adopted by federal banking regulators.

The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements or with any future changes in laws or regulations may negatively affect our results of operations and financial condition.

For a further discussion of the Dodd-Frank Act, refer to the “Business—Regulation of Federal Savings Associations” section of Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

Deposit insurance premium assessments may increase substantially, which would adversely affect expenses.

BankAtlantic’s Federal Deposit Insurance Corporation (“FDIC”) deposit insurance expense was $10.1 million for the year ended December 31, 2010 and $3.3 million for the quarter ended March 31, 2011. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and raised deposit premiums for insured depository institutions. In addition, BankAtlantic’s annual insurance rates are expected to increase during the remainder of 2011 based on the results of its latest regulatory risk profile assessment. BankAtlantic’s prepaid insurance assessment was $22.0 million at December 31, 2010 and $18.8 million at March 31, 2011. If the economy worsens and the number of bank failures significantly increase, or if the FDIC otherwise determines that increased premiums are necessary, BankAtlantic may be required to pay additional FDIC specific assessments or incur increased annual insurance rates which would increase our expenses and adversely affect our results.

The cost and outcome of pending legal and regulatory proceedings may impact our results of operations.

BankAtlantic Bancorp and its subsidiaries, including BankAtlantic and its subsidiaries, are currently parties in ongoing litigation, legal and regulatory proceedings which have resulted in a significant increase in non-interest expense relating to legal and other professional fees. Pending proceedings include an SEC investigation, the Orders, an overdraft fee investigation and a class action securities litigation, as well as litigation arising out of our banking operations, including work-outs and foreclosures, potential class actions by customers relating to service and overdraft fees assessed to their accounts, and legal proceedings associated with our tax certificate business and relationships with third party tax certificate ventures. While, based on current information, we believe that we have meritorious defenses in these proceedings, we anticipate continued elevated legal and related costs as parties to the actions and the ultimate outcomes of the matters are uncertain. For a further discussion of our pending legal and regulatory proceedings, refer to the “Legal Proceedings” section, Item 3 of Part I, of our Annual Report on Form 10-K for the year ended December 31, 2010 and the “Legal Proceedings” section, Item 1 of Part II, of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated herein by reference.

BankAtlantic’s interest-only residential loans expose it to greater credit risks.

As of March 31, 2011, approximately $494.1 million of BankAtlantic’s purchased residential loan portfolio consisted of interest-only loans, representing approximately 44.0% of the total purchased residential loan portfolio. While these loans are not considered sub-prime or negative amortizing loans, these loans have reduced initial loan payments with the potential for significant increases in monthly loan payments in subsequent periods, even if interest rates do not rise, as required amortization of the principal commences. During the remainder of 2011, approximately $32.6 million of the loans in this portfolio will begin principal amortization. Monthly loan payments also increase if interest rates increase. This presents a potential repayment risk if the borrower is unable to meet the higher debt service obligations or refinance the loan. As previously noted, current economic conditions in the residential real estate markets and the mortgage finance markets have made it more difficult for borrowers to refinance their mortgages which also increases our exposure to loss.

BankAtlantic’s consumer loan portfolio is concentrated in home equity loans collateralized by Florida properties primarily located in the markets where BankAtlantic operates its store network.

The decline in residential real estate prices and higher unemployment throughout Florida has, over the past three years, resulted in an increase in mortgage delinquencies and higher foreclosure rates. Additionally, in response to the turmoil in the credit markets, financial institutions have tightened underwriting standards, which has limited borrowers’ ability to refinance. These conditions have adversely impacted delinquencies and credit loss trends in BankAtlantic’s home equity loan portfolio and it does not currently appear that these conditions will improve significantly in the near term. At March 31, 2011, approximately 74.4% of the loans in BankAtlantic’s home equity portfolio were residential second mortgages that exhibited higher loss severity than residential first mortgages. If current economic conditions do not improve and home prices continue to fall, BankAtlantic may continue to experience higher credit losses from this loan portfolio. Since the collateral for this portfolio consists primarily of second mortgages, it is unlikely that BankAtlantic will be successful in recovering all or any portion of its loan proceeds in the event of a default unless BankAtlantic is prepared to repay the first mortgage and such repayment and the costs associated with a foreclosure are justified by the value of the property.

Changes in interest rates could adversely affect our net interest income and profitability.

The majority of BankAtlantic’s assets and liabilities are monetary in nature. As a result, the earnings and growth of BankAtlantic are significantly affected by interest rates, which are subject to the influence of economic conditions generally, both domestic and foreign, events in the capital markets and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The nature and timing of any changes in such policies or general economic conditions and their effect on BankAtlantic cannot be controlled and are extremely difficult to predict. Changes in interest rates can impact BankAtlantic’s net interest income as well as the valuation of its assets and liabilities.

Banking is an industry that depends to a large extent on net interest income. Net interest income is the difference between:

•	interest income on interest-earning assets, such as loans; and

•	interest expense on interest-bearing liabilities, such as deposits.

Changes in interest rates can have differing effects on BankAtlantic’s net interest income. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or the yield curve, or changes in the relationships between different interest rate indices can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce BankAtlantic’s net interest income. While BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, BankAtlantic may not be successful in doing so.

Loan and mortgage-backed securities prepayment decisions are also affected by interest rates. Loan and securities prepayments generally accelerate as interest rates fall. Prepayments in a declining interest rate environment reduce BankAtlantic’s net interest income and adversely affect its earnings because:

•	it amortizes premiums on acquired loans and securities, and if loans or securities are prepaid, the unamortized premium will be charged off; and

•	the yields it earns on the investment of funds that it receives from prepaid loans and securities are generally less than the yields that it earns on prepaid loans.

Significant loan prepayments in BankAtlantic’s mortgage and investment portfolios in the future could have an adverse effect on BankAtlantic’s earnings as proceeds from the repayment of loans may be reinvested in loans with lower interest rates. Additionally, increased prepayments associated with purchased residential loans may result in increased amortization of premiums on acquired loans, which would reduce BankAtlantic’s interest income.

In a rising interest rate environment, loan and securities prepayments generally decline, resulting in yields that are less than the current market yields. In addition, the credit risks of loans with adjustable rate mortgages may worsen as interest rates rise and debt service obligations increase.

BankAtlantic’s management uses a computer model using standard industry software to assist it in its efforts to quantify BankAtlantic’s interest rate risk. The model measures the potential impact of gradual and abrupt changes in interest rates on BankAtlantic’s net interest income. While management would attempt to respond to the projected impact on net interest income, those efforts may not be successful.

BankAtlantic is subject to liquidity risk as its loans are funded by its deposits.

Like all financial institutions, BankAtlantic’s assets are primarily funded through its customer deposits, and changes in interest rates, availability of alternative investment opportunities, a loss of confidence in financial institutions in general, or BankAtlantic in particular, and other factors may make deposit gathering more difficult. If BankAtlantic experiences decreases in deposit levels, it may need to increase its borrowings, which may not be available in sufficient amounts, or to liquidate a portion of its assets, which may not be readily saleable. Additionally, interest rate changes or further disruptions in the capital markets may make the terms of borrowings and deposits less favorable. For a further discussion of liquidity, refer to the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included as Item 2 of Part I of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

BankAtlantic has significantly reduced operating expenses over the past three years, and BankAtlantic may not be able to continue to reduce expenses without adversely impacting its operations.

BankAtlantic’s operating expenses have declined from $330.6 million for the year ended December 31, 2008 to $236.3 million for the year ended December 31, 2010. BankAtlantic’s operating expenses were $46.2 million for the quarter ended March 31, 2011. During this period (from January 1, 2009 through March 31, 2011), BankAtlantic reorganized its operations and significantly reduced operating expenses while focusing on its core businesses and seeking to maintain quality customer service. While management is focused on reducing overall expenses, BankAtlantic may not be successful in its efforts to further reduce expenses or to maintain its current expense structure. BankAtlantic’s inability to reduce or maintain its current expense structure may have an adverse impact on our results.

Prior to 2009, we relied on dividends from BankAtlantic to service our debt and pay dividends, but no dividends from BankAtlantic are anticipated or contemplated for the foreseeable future.

BankAtlantic has not paid a dividend to us since September 2008 and the Bank Order prohibits BankAtlantic from paying dividends to us without the prior written non-objection of the OTS. As such,

BankAtlantic does not intend and is unlikely to be able to pay dividends to us for the foreseeable future. For a further discussion, refer to the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included as Item 2 of Part I of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Further reductions in BankAtlantic’s assets may adversely affect our earnings and/or operations.

BankAtlantic has reduced its assets and repaid borrowings with a view toward improving its liquidity and regulatory capital ratios. The reduction of earning asset balances has reduced our net interest income. Our net interest income was $163.3 million for the year ended December 31, 2009, $151.3 million for the year ended December 31, 2010 and $34.7 million for the quarter ended March 31, 2011. The reduction in net interest income from earning asset reductions has previously been offset by lower operating expenses in prior periods. Our ability to further reduce expenses without adversely affecting our operations may be limited and, as a result, further reductions in our earning asset balances in future periods may adversely affect earnings and/or operations. In addition, the Bank Order requires BankAtlantic to limit its asset growth, which may adversely impact BankAtlantic’s business and ability to operate on a profitable basis in the future.

Our ability to use historic net operating losses to offset future taxable income may be limited as a result of our issuance of shares of our Class A Common Stock in the future.

We have experienced and continue to experience net operating losses. Under Section 382 of the Internal Revenue Code (the “Code”), we may carry forward our net operating losses in certain circumstances to offset any future taxable income and thus reduce our federal income tax liability, subject to certain requirements and restrictions. If our net operating losses do not otherwise become limited, we believe that we will be able to carry forward a significant amount of the net operating losses. Therefore, these net operating losses could be a substantial asset to us to the extent that we generate sufficient income in the future to be able to utilize our net operating losses. If, however, we experience an “ownership change” under Section 382 of the Code, our ability to use our net operating losses may be substantially limited, and the timing of the usage of the net operating losses could be substantially delayed. In general, an “ownership change” is deemed to occur under Section 382 of the Code if, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders,” as defined under Section 382 of the Code and the related Treasury Regulations of the Internal Revenue Service, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholder at any time during the three-year period preceding the testing date.

While we have in the past considered adopting a shareholder rights plan aimed at preventing an “ownership change” for purposes of Section 382 of the Code and preserving our ability to utilize our net operating losses to offset future taxable income, we do not currently have such a shareholder rights plan in place. Further, even if adopted, the shareholder rights plan may not be effective in all instances in preventing us from experiencing an “ownership change.” Under the terms of this rights offering, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to utilize our available net operating losses to offset future taxable income. However, any determinations regarding the impact of share issuances with respect to over-subscription requests on our ability to utilize our available net operating losses may prove to be incorrect. As a result, it is possible that the issuance of shares of our Class A Common Stock in this rights offering and/or any other offering which we may pursue in the future could result in us experiencing an “ownership change” for purposes of Section 382 of the Code. In that event, we would be subject to an annual limitation in the use of our net operating losses, which could have a material adverse impact on our future operating results and financial condition.

Adverse market conditions have affected, and may continue to affect, the financial services industry as well as our business and results of operations.

Our financial condition and results of operations have been, and may continue to be, adversely impacted as a result of the downturn in the United States housing market and general economic conditions. Dramatic declines in the national and, in particular, Florida housing markets over the past three years, with falling home prices and increasing foreclosures and unemployment, have negatively impacted the credit performance of our loans and resulted in significant asset impairments at all financial institutions, including government-sponsored entities, major commercial and investment banks, and regional and community financial institutions, including BankAtlantic. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The continuing economic pressure on consumers and lack of confidence in the financial markets has adversely affected and may continue to adversely affect our business, financial condition and results of operations. Further negative market and economic developments may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provisions for loan losses. Continuing economic deterioration that affects household and/or corporate incomes could also result in reduced demand for credit or fee-based products and services. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on BankAtlantic and others in the financial services industry. In particular, we may face the following risks, among others, in connection with these events:

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BankAtlantic’s borrowers may be unable to make timely repayments of their loans, or the value of real estate collateral securing the payment of such loans may continue to decrease, which could result in increased delinquencies, foreclosures and customer bankruptcies, any of which would increase levels of non-performing loans resulting in significant credit losses and increased expenses and could have a material adverse effect on our operating results.

•

Further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations, may result in an inability to borrow on favorable terms or at all from other financial institutions or government entities.

•	Increased regulation of the industry may increase costs, decrease fee income and limit BankAtlantic’s activities and operations.

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Increased competition among financial services companies based on the recent consolidation of competing financial institutions and the conversion of investment banks into bank holding companies may adversely affect BankAtlantic’s ability to competitively market its products and services.

•	BankAtlantic may be required to pay significantly higher FDIC deposit premiums and assessments.

•	Continued asset valuation declines could adversely impact our credit losses and result in additional impairments of goodwill and other assets.

Our loan portfolio subjects us to high levels of credit and counter-party risk.

We are exposed to the risk that our borrowers or counter-parties may default on their obligations. Credit risk arises through the extension of loans, certain securities, letters of credit and financial guarantees, and through counter-party exposure on trading and wholesale loan transactions. In response, we seek to establish policies and procedures to manage both on and off-balance sheet (primarily loan commitments) credit risk.

BankAtlantic reviews the creditworthiness of individual borrowers or counter-parties, and limits are established for the total credit exposure to any one borrower or counter-party; however, such limits may not have the effect of adequately limiting credit exposure. In addition, when deciding whether to extend credit or enter into other transactions with customers and counter-parties, we often rely on information furnished to us by such customers and counter-parties, including financial statements and other financial information, and representations of the customers and counter-parties that relates to the accuracy and completeness of the information. While we take all actions we deem necessary to ensure the accuracy of the information provided to us, all the information provided to us may not be accurate or we may not successfully identify all information needed to fully assess the risk which may expose us to increased credit risk and counter-party risk.

BankAtlantic also enters into participation agreements with, or acquires participation interests from, other lenders to limit its credit risk, but will continue to be subject to risks with respect to its interest in the loan, as well as not being in a position to make independent determinations with respect to its interest. Further, the majority of BankAtlantic’s residential loans are serviced by others. The servicing agreements may restrict BankAtlantic’s ability to initiate work-out and modification arrangements with borrowers which could adversely impact BankAtlantic’s ability to minimize losses on non-performing loans.

BankAtlantic Bancorp is also exposed to credit risk with respect to loans held in its asset work-out subsidiary.

The loss of key personnel or the failure to attract and retain highly qualified personnel could adversely affect our operations.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. There is intense competition in the financial services industry for qualified employees. We also face increasing competition with businesses outside of the financial services industry for the most highly skilled individuals. In addition, our recent losses, reductions in force and other efforts to achieve operating efficiencies, and concerns about the stability of financial institutions in general may make it more difficult to retain key personnel. Our business operations could be adversely affected if we are unable to retain and motivate our existing employees and attract new employees as needed.

Risks Related to Our Class A Common Stock and this Rights Offering

Our Class A Common Stock is subject to delisting from the NYSE if we are unable to achieve and maintain compliance with the NYSE’s continued listing standards.

Our Class A Common Stock is currently traded on the NYSE under the symbol “BBX.” On April 6, 2011, we were notified by NYSE Regulation, Inc. that our Class A Common Stock did not satisfy one of the standards for continued listing on the NYSE. The NYSE requires a listed company’s stock to maintain an average closing price per share in excess of $1.00 for a consecutive 30-trading-day period. As of March 31, 2011, the average closing price per share of our Class A Common Stock over the preceding 30-trading-day period was $0.98. Under the NYSE’s rules, we have a period of six months, subject to possible extension, to bring our share price and 30-trading-day average share price back over $1.00. Our Class A Common Stock will continue to be listed and traded on the NYSE during this period, subject to our compliance with other continued listing standards of the NYSE. We have notified the NYSE that we anticipate that this deficiency will be cured and that we will return to compliance with the NYSE’s minimum share price continued listing standard, and the NYSE has agreed to work with us through our initiatives. However, we may not satisfy the NYSE’s requirement within the six-month cure period, in which case our Class A Common Stock would be subject to delisting from the NYSE. If our Class A Common Stock is delisted from the NYSE, our attempts to list our Class A Common Stock on another exchange may not be successful, in which case we would seek to list our Class A Common Stock on the OTC Bulletin Board or an automatic quotation system. In any event, the delisting of our Class A Common Stock from the NYSE could adversely impact the liquidity and trading price of our Class A Common Stock.

The market price of our Class A Common Stock has decreased substantially in recent years and may continue to decrease following this rights offering.

Like the market price of securities of many financial institutions, the market price of our Class A Common Stock is subject to significant volatility and has decreased substantially in recent years. As reported on the NYSE, the market price of our Class A Common Stock has decreased from a high of $6.68 per share during the year ended December 31, 2009 to a low of $0.60 per share during the year ended December 31, 2010.

We may issue in this rights offering up to 40,000,000 shares of our Class A Common Stock. The possibility that substantial amounts of shares of our Class A Common Stock may be sold in the public market may cause prevailing market prices for our Class A Common Stock to decrease. In addition, broad market and industry factors may materially reduce the market price of our Class A Common Stock, regardless of our operating performance, and price volatility may be greater if the public float and trading volume of our Class A Common Stock is low.

On May 12, 2011, the closing sale price of our Class A Common Stock on the NYSE was $0.89 per share. Any decrease in the market price of our Class A Common Stock, whether caused by the factors described above or otherwise, would adversely impact our ability to regain compliance with the continued listing standard of the NYSE regarding minimum share price and, therefore, subject our Class A Common Stock to delisting from the NYSE in the future if we are unable to cure the deficiency.

The subscription price in this rights offering was determined solely based upon the market price of our Class A Common Stock, which, due to a number of factors, may be less than the subscription price in the future, including at the expiration of this rights offering.

Our board of directors set the $0.75 per share subscription price based on the market price of our Class A Common Stock as of the date that the subscription price was established. The subscription price does not necessarily bear any relationship to any other established criteria for value, including our past operations, cash flows or current financial condition. Accordingly, you should not consider the subscription price as an indication of the value of our Company.

In addition, as described above, the market price of our Class A Common Stock is subject to significant volatility and may be less than the $0.75 per share subscription price at the time this rights offering expires. If you exercise your subscription rights and the market price of our Class A Common Stock is less than the $0.75 per share subscription price at the time this rights offering expires, then you will have committed to buy shares of our Class A Common Stock in this rights offering at a price that is higher than the price at which shares of our Class A Common Stock could be purchased in the market at that time. Further, even if the market price of our Class A Common Stock is greater than the $0.75 per share subscription price at the time this rights offering expires, which, as indicated above, is subject to uncertainty, you may not in the future be able to sell the shares of our Class A Common Stock that you purchase in this rights offering at a price equal to or greater than the $0.75 per share subscription price. You will not be able to sell the shares of our Class A Common Stock that you purchase in this rights offering until certificates representing those shares are delivered to you, which we expect will occur as soon as practicable after the expiration of this rights offering.

Shareholders who purchase shares of our Class A Common Stock in this rights offering will experience immediate and substantial dilution in the book value of those shares.

Shareholders who participate in this rights offering will purchase shares of our Class A Common Stock at the $0.75 per share subscription price. If this rights offering is fully subscribed, then the pro forma book value per share of our common stock after this rights offering would be $0.21 as of March 31, 2011. This would represent an immediate dilution of $0.54 per share purchased in this rights offering. If this rights offering is not fully subscribed, then the dilution experienced with respect to shares purchased in this rights offering will be greater. Shareholders may receive significantly less than the $0.75 per share subscription price in the event of a liquidation of our Company.

Shareholders who do not fully exercise their subscription rights will have their interests diluted by shareholders who do exercise their subscription rights.

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our Class A Common Stock relative to shareholders who fully exercise their subscription rights. For example, if you owned 631,317 shares of our Class A Common Stock as of the close of business on May 12, 2011, or approximately 1% of the issued and outstanding shares of our Class A Common Stock at that time, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your shares will be reduced to approximately 0.6% after this rights offering.

BFC’s interests may conflict with the interests of our other shareholders, and BFC’s control position may adversely affect the market price of our Class A Common Stock.

As of March 31, 2011, BFC owned all of our issued and outstanding Class B Common Stock and 27,333,428 shares, or approximately 43%, of our issued and outstanding Class A Common Stock. BFC’s holdings represent approximately 70% of our total voting power. Additionally, Alan B. Levan, our Chairman and Chief Executive Officer and BFC’s Chairman, Chief Executive Officer and President, and John E. Abdo, our and BFC’s Vice Chairman, collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 72% of BFC’s total voting power. Our Class A Common Stock and Class B Common Stock vote as a single group on most matters. Accordingly, BFC, directly, and Messrs. Levan and Abdo, indirectly through BFC, are in a position to elect our Board of Directors and control the outcome of any vote of our shareholders, except in those limited circumstances where Florida law mandates that the holders of our Class A Common Stock vote as a separate class. BFC’s interests may conflict with the interests of our other shareholders, and BFC’s control position may have an adverse effect on the market price of our Class A Common Stock.

BFC can reduce its economic interest in us and still maintain its voting control.

Our Class A Common Stock and Class B Common Stock generally vote together as a single class, with our Class A Common Stock possessing a fixed 53% of the aggregate voting power of all of our common stock and our Class B Common Stock possessing a fixed 47% of such aggregate voting power. Our Class B Common Stock currently represents approximately 2% of our common equity and 47% of our total voting power. As a result, the voting power of our Class B Common Stock does not bear a direct relationship to the economic interest represented by the shares. The issuance of shares of our Class A Common Stock in this rights offering will further dilute the relative economic interest of our Class B Common Stock, but will not decrease the voting power represented by our Class B Common Stock. Further, our Restated Articles of Incorporation provide that these relative voting percentages will remain fixed until such time as BFC and its affiliates own less than 487,613 shares of our Class B Common Stock (which is approximately 50% of the number of shares of our Class B Common Stock that BFC now owns) even if additional shares of our Class A Common Stock are issued. Therefore, BFC may sell up to approximately 50% of its shares of our Class B Common Stock (after converting those shares to shares of Class A Common Stock), and significantly reduce its economic interest in us, while still maintaining its voting power. If BFC were to take this action, it would widen the disparity between the equity interest represented by our Class B Common Stock and its voting power. Any conversion of shares of our Class B Common Stock into shares of our Class A Common Stock in connection with the sale would further dilute the voting interests of the holders of our Class A Common Stock.

Future offerings of equity or debt securities may adversely affect the price of our Class A Common Stock.

In the future, we may offer and sell securities, including shares of our Class A Common Stock or securities convertible into or exchangeable for our Class A Common Stock, through equity offerings or otherwise. We could pursue these financings at the Bancorp parent company level or directly at BankAtlantic or both. Issuances of equity directly at BankAtlantic would dilute our interest in BankAtlantic. Future issuances of our Class A Common Stock may dilute the interests of our existing shareholders. In addition, as described below, our board of directors, without the need for any shareholder action, has the authority to approve the issuance of shares of preferred stock and to fix the relative rights and preferences of the preferred stock. We are currently restricted from paying dividends to holders of our Class A Common Stock and, preferred stock, if issued, may have a preference on dividend payments that would further limit our ability to make dividend payments to the holders of our Class A Common Stock even at a time when we are otherwise permitted to do so. The issuance of preferred stock which is convertible into shares of our Class A Common Stock may also, to the extent converted, dilute the interests of our existing stockholders. Additionally, upon liquidation, holders of our debt securities, lenders with respect to other borrowings and holders of any preferred stock which we may issue in the future will receive a distribution of our available assets prior to the holders of our Class A Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our shareholders bear the risk of future offerings at the Bancorp parent company level diluting their interests and reducing the price of our Class A Common Stock, and future offerings directly at BankAtlantic diluting our interest in BankAtlantic.

Provisions in our charter documents would make it difficult for a third party to acquire us and could depress the price of our Class A Common Stock.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay, defer or prevent a change of control of us or our management. These provisions could make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Class A Common Stock. These provisions include:

•	the provisions in our Restated Articles of Incorporation regarding the voting rights of our Class B Common Stock;

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the authority of our board of directors, without the need for any shareholder action (unless an amendment to our Restated Articles of Incorporation is required to increase the number of authorized shares), to approve the issuance of additional shares of common stock and to approve the issuance of shares of preferred stock and fix the relative rights and preferences of the preferred stock;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

In addition, as described above, we have in the past considered adopting, and may in the future adopt, a shareholder rights plan aimed at preventing an “ownership change” for purposes of Section 382 of the Code and thereby preserving our ability to utilize our net operating losses to offset future taxable income. Such a shareholder rights plan, if adopted and triggered, would cause substantial dilution to any person or group that acquires 5% or more of the outstanding shares of our Class A Common Stock or owns 5% or more of the outstanding shares of our Class A Common Stock and thereafter acquires any additional shares of our Class A Common Stock without our approval. As a result, our adoption of a shareholder rights plan, although designed primarily to preserve tax benefits, would also make it more difficult for a third party to acquire a controlling position in our common stock without our approval.

BankAtlantic will have broad discretion over the use of the proceeds from this offering which are contributed by BankAtlantic Bancorp to BankAtlantic.

We intend to use the net proceeds from this rights offering to contribute capital to BankAtlantic. BankAtlantic’s management will have broad discretion in determining how the proceeds contributed to BankAtlantic will be used. A failure to apply the proceeds effectively could have a material adverse effect on our and BankAtlantic’s business and/or cause the market price of our Class A Common Stock to decline. Further, BankAtlantic’s ability to achieve and maintain the higher capital ratios required by the Bank Order is subject to a number of factors, many of which are beyond our and BankAtlantic’s control. Our contribution of the net proceeds of this offering to BankAtlantic may not result in BankAtlantic achieving and maintaining the higher capital ratios required by the Bank Order.

There are regulatory limitations on the number of shares you may purchase in this rights offering.

Because we are a unitary savings and loan holding company, the OTS has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you purchase, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the number of shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of May 12, 2011, a total of 63,131,721 shares of our Class A Common Stock were issued and outstanding. In the event this rights offering is fully subscribed, we will issue approximately 40,000,000 shares of our Class A Common Stock in this rights offering, and there will be approximately 103,131,721 shares of our Class A Common Stock issued and outstanding after this rights offering. However, this rights offering may not be fully subscribed and, accordingly, we cannot state with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

In addition to the above-described regulatory limitation on the number of shares of our Class A Common Stock you may purchase in this rights offering, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points.

As the holder of all of the issued and outstanding shares of our Class B Common Stock and approximately 43% of the issued and outstanding shares of our Class A Common Stock, BFC has previously received all required regulatory approvals, including, without limitation, the approval of the OTS, relating to its control of us and ownership of our common stock. Accordingly, BFC may purchase shares in this rights offering and BFC may generally acquire additional shares of our Class A Common Stock in the future without obtaining the approval of the OTS.

There is no minimum subscription amount for this rights offering.

We have not established a minimum subscription amount for this rights offering. Accordingly, we may accept your subscription regardless of the amount of proceeds we receive, which may not be sufficient to enable BankAtlantic to meet the higher capital requirements prescribed in the Bank Order or otherwise allow us to accomplish our business objectives.

You will not be able to revoke your exercise of subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed for shares of our Class A Common Stock in this rights offering that cause you to change your mind about investing in our Class A Common Stock, if this rights offering is not fully subscribed or if this rights offering is extended, you will nonetheless be legally bound to proceed. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be treated as a material amendment for these purposes.

We may terminate this rights offering and return your subscription payments without interest.

We may, in our sole discretion, decide not to continue with this rights offering or to terminate this rights offering at any time. This decision would be based upon various factors, including market conditions. We currently have no intention to terminate this rights offering, but we are reserving the right to do so. If we terminate this rights offering, neither we nor the subscription agent will have any obligation to you with respect to the subscription rights, except to return your subscription payments, without interest or deduction.

You must act promptly and follow instructions carefully if you want to exercise your subscription rights.

Eligible participants and, if applicable, brokers, dealers, banks and other nominees acting on their behalf, who desire to purchase shares of our Class A Common Stock in this rights offering must act promptly to ensure that, unless guaranteed delivery procedures are followed, all required subscription rights certificates and payments are actually received by the subscription agent before the expiration of this rights offering. The time period to exercise subscription rights is limited. To exercise a subscription right, you or your broker, dealer, bank or other nominee must do so by 5:00 p.m., New York City time, on June 16, 2011, unless we extend this rights offering. Shareholders who own shares through a broker, dealer bank or other nominee should submit their subscription documents and payment for the shares of our Class A Common Stock subscribed for in the time period provided by their nominee holder in order to permit the nominee holder to submit all required subscription documents and payments prior to the expiration of this rights offering.

If you or your broker, dealer, bank or other nominee fail to complete and sign the required subscription rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your subscription rights, we may, depending on the circumstances, reject your exercise of subscription rights or accept it to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription rights certificate or payment or to contact you concerning whether a broker, dealer, bank or other nominee holds subscription rights on your behalf. We have the sole discretion to determine the validity of a subscription rights exercise.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1933, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this prospectus supplement and the accompanying base prospectus, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting us and our operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession, continued decreases in real estate values, and increased unemployment or sustained high unemployment rates on our business generally, BankAtlantic’s regulatory capital ratios, the ability of our borrowers to service their obligations and of our customers to maintain account balances and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in BankAtlantic Bancorp’s asset work-out subsidiary) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses especially if the economy and real estate market in Florida do not improve; the impact of regulatory proceedings and litigation regarding overdraft fees; risks associated with maintaining compliance with the Orders entered into with the OTS, including risks that compliance will adversely impact operations, risks associated with failing to comply with regulatory mandates and the risk of imposition of additional regulatory requirements and/or fines; the uncertain impact of legal and regulatory proceedings on our financial condition or operations; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws, including their impact on BankAtlantic’s net interest margin; adverse conditions in the stock market, the public debt market and other financial and credit markets, and the impact of such conditions on our activities and our ability to raise capital; the sale of BankAtlantic’s Tampa branches may not be consummated on the contemplated terms, at the time anticipated, or at all, and may not have the positive financial impact currently anticipated; we may not be able to achieve or maintain compliance with the continued listing standards of the NYSE and, therefore, our Class A Common Stock may be subject to delisting from the NYSE in the future; we may seek to raise additional capital and such capital may be highly dilutive to our shareholders (including shareholders who purchase additional shares of our Class A Common Stock in this rights offering) or may not be available and, depending on the number of shares issued, our ability to use net operating loss carry forwards against taxable income may be limited; and the risks associated with the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance and perceived trends may not be indicative of future results. In addition to the risks and factors identified above and elsewhere in this prospectus, reference is also made to other risks and factors described in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. We caution that the foregoing is not, and is not intended to be, an exhaustive list of all of the risks and factors that may cause our actual results to be different from those contemplated, expressed or implied by the forward-looking statements.

USE OF PROCEEDS

If this rights offering is fully subscribed and completed, we estimate that we would receive net proceeds in this rights offering of approximately $29,500,000, after deducting offering expenses. We intend to use the net proceeds from this rights offering to contribute capital to BankAtlantic.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” beginning on page S-9.

The Subscription Rights

Basic Subscription Rights

We have issued to you, at no cost, 0.624 subscription rights for each share of our Class A Common Stock and Class B Common Stock that you owned as of the close of business on May 12, 2011. Fractional subscription rights which you would otherwise have been entitled to receive in this rights offering have been rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our Class A Common Stock for $0.75 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on June 16, 2011, unless we extend this rights offering. After the expiration of this rights offering, the subscription rights will expire and will no longer be exercisable.

Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. You will receive certificates representing the shares that you purchase pursuant to the exercise of your basic subscription rights or, if the shares are uncertificated, the shares will be deposited in a book-entry account held on your behalf as soon as practicable after the expiration of this rights offering, whether you exercise your subscription rights immediately prior to the expiration of this rights offering or earlier.

Over-Subscription Option

The over-subscription option provides shareholders that exercise all of their basic subscription rights the opportunity to request to purchase shares that are not purchased by other shareholders in this rights offering at the same $0.75 per share subscription price. If you wish to make such an over-subscription request, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription rights certificate. When you send in your subscription rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase through your over-subscription option (in addition to the payment due for shares purchased through your basic subscription rights). Each over-subscription request is subject to rejection by us if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use available net operating losses to offset future taxable income. This would generally be deemed to occur if, over the prior three-year period, one or more shareholders owning 5% or more of our Class A Common Stock have aggregate increases in their ownership of our stock of more than 50 percentage points. If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all over-subscription requests, shares issued pursuant to over-subscription requests will be allocated (subject to elimination of fractional shares) among the shareholders to whom such shares are issued in the proportion which the number of shares they purchased through their basic subscription rights bears to the total number of shares purchased through the basic subscription rights by all shareholders issued shares pursuant to over-subscription requests. However, if any such shareholder’s pro-rata allocation exceeds the number of shares requested on his, her or its subscription rights certificate, then the shareholder will receive only the number of shares requested, and the remaining shares from the pro-rata allocation will be divided among the other shareholders who are issued shares pursuant to over-subscription requests.

As soon as practicable after the expiration of this rights offering, the subscription agent will consult with us regarding the shareholders requesting to exercise their over-subscription option. Based on our consultation with the subscription agent as well information we may receive from our legal, tax and other advisors and other information available to us, we will make a determination as to which over-subscription requests, if any, to reject based on the risk that accepting such request and issuing shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to utilize available net operating losses to offset future taxable income. All over-subscription requests not so rejected by us will be deemed to be accepted. Thereafter, the subscription agent will promptly determine the number of shares of our Class A Common Stock to which each shareholder whose over-subscription request was accepted by us is entitled. As soon as practicable after all determinations, allocations and adjustments have been effected, each shareholder whose over-subscription request was accepted will receive a certificate representing the shares issued in respect of such request (or, if the shares are uncertificated, the shares will be deposited in a book-entry account held on behalf of such shareholder). If a shareholder requests and pays for more shares than are allocated to him, her or it, the subscription agent will promptly refund to the shareholder the amount of the overpayment, without interest thereon or deduction therefrom. In connection with the exercise of the over-subscription option, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of Class A Common Stock requested through the over-subscription option, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price

The price to subscribe for shares of our Class A Common Stock in this rights offering is $0.75 per share. Our board of directors set the subscription price based upon the market price of our Class A Common Stock on the date on which the subscription price was established. The subscription price does not necessarily bear any relationship to any other established criteria for value, including our past operations, cash flows or current financial condition. Accordingly, you should not consider the subscription price as an indication of the value of our Company. If you exercise your subscription rights and the market price of our Class A Common Stock is less than the $0.75 per share subscription price at the time this rights offering expires, then you will have committed to buy shares of our Class A Common Stock in this rights offering at a price that is higher than the price at which shares of our Class A Common Stock could be purchased in the market at that time. Further, even if the market price of our Class A Common Stock is greater than the $0.75 per share subscription price at the time this rights offering expires, you may not in the future be able to sell the shares of our Class A Common Stock that you purchase in this rights offering at a price equal to or greater than the $0.75 per share subscription price. It is not expected that any change will be made to the subscription price by reason of changes in the market price of our Class A Common Stock or other factors prior to the expiration of this rights offering.

Expiration of this Rights Offering

The subscription rights will expire at 5:00 p.m., New York City time, on June 16, 2011, unless we decide to extend this rights offering. If you do not validly exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of our Class A Common Stock to you if the subscription agent receives your subscription rights certificate or your payment after that time, regardless of when you sent the subscription rights certificate and payment, unless you send them in compliance with the guaranteed delivery procedures described below.

Termination and Amendment of this Rights Offering

We may terminate this rights offering in our sole discretion at any time for any reason. If we terminate this rights offering, any funds you paid will be refunded, without interest thereon or deduction therefrom.

We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be a material amendment for these purposes.

Non-Transferability of Subscription Rights

Only you may exercise your subscription rights, and you may not sell, give away or otherwise transfer your subscription rights; provided, however, that your subscription rights may be transferred by operation of law. For example, a transfer of subscription rights to your estate upon your death would be permitted. If your subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration of this rights offering.

Exercise of Subscription Rights

Record holders of our Class A Common Stock may exercise their subscription rights by delivering to the subscription agent prior to expiration of this rights offering:

•	a properly completed and duly executed subscription rights certificate;

•	any required signature guarantees or other supplemental documentation; and

•	payment in full of $0.75 per share of our Class A Common Stock subscribed for pursuant to your subscription rights (including your over-subscription option).

The subscription rights certificate, supporting documentation and payment should be delivered to the subscription agent at the address set forth in this section under the heading “Subscription Agent.” You bear all risk for the method of delivery of subscription rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

As described below, shareholders who hold shares of our Class A Common Stock in the name of a broker, dealer, bank or other nominee and wish to exercise their subscription rights should promptly contact their broker, dealer, bank or other nominee and submit their subscription documents and payment for the shares of our Class A Common Stock subscribed for in accordance with the instructions and within the time period provided by the nominee holder.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful. We will not pay interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

Method of Payment

Payment for the shares of our Class A Common Stock subscribed for must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Computershare Trust Company, N.A. acting as Subscription Agent for BankAtlantic Bancorp, Inc.” Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank draft drawn upon a U.S. bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration of this rights offering to ensure that the subscription agent timely receives cleared funds. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the subscription agent before the expiration of this rights offering, you may exercise your subscription rights by complying with the following guaranteed delivery procedures:

•

provide your payment in full of the subscription price for each share of Class A Common Stock being subscribed for pursuant to the subscription rights (including your over-subscription option) to the subscription agent before the expiration of this rights offering;

•	deliver a notice of guaranteed delivery to the subscription agent before the expiration of this rights offering; and

•

deliver the properly completed subscription rights certificate, with any required signatures medallion guaranteed, to the subscription agent, within three business days after the expiration of this rights offering.

Your notice of guaranteed delivery must be substantially in the form provided to you with your subscription rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature medallion guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate;

•	the number of shares of our Class A Common Stock you are subscribing for pursuant to your subscription rights; and

•

your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days after the expiration of this rights offering.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights certificate at the addresses set forth in this section under the heading “Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (617) 360-6810. To confirm facsimile deliveries, you may call (781) 575-2332.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Shareholders may call the information agent at (888) 219-8320, and banks and brokers may call the information agent at (212) 440-9800.

Signature Guarantees

Signatures on the subscription rights certificate do not need to be guaranteed if either the subscription rights certificate provides that the shares of our Class A Common Stock to be purchased are to be delivered directly to the record owner of such subscription rights or the subscription rights certificate is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, savings associations and national securities exchanges.

Shares Held for Others

If you are a broker, dealer or bank, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit all required documentation and payments for the shares subscribed for in accordance with the instructions set forth above.

If you are a beneficial owner of our common stock held by broker, dealer, bank or other nominee, we will ask your nominee holder to notify you of this rights offering. If you wish to purchase shares of our Class A Common Stock in this rights offering, you must submit to your nominee holder your subscription documents and payment in accordance with the instructions and within the time period provided by the nominee holder. This will permit your nominee holder to timely submit all required documentation and payments to the subscription agent in order to effect your subscription.

No Revocation of Exercised Subscription Rights

Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend this rights offering, this rights offering is not fully subscribed, you later learn information about us that you consider to be unfavorable or the market price of our Class A Common Stock decreases. However, if we make an amendment to this rights offering that we believe to be material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of this rights offering will not, in and of itself, be a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Class A Common Stock at a price of $0.75 per share.

Issuance of our Class A Common Stock

Unless we earlier terminate this rights offering, the shares of our Class A Common Stock purchased in this rights offering through the exercise of the basic subscription rights will be issued as soon as practicable following the expiration of this rights offering to those rights holders who have timely and properly completed, signed and delivered a subscription rights certificate together with payment of the subscription price for each share of Class A Common Stock subscribed for. Shares of our Class A Common Stock, if any, attributable to accepted over-subscription requests will be issued to rights holders allocated shares pursuant to such over-subscription requests as soon as practicable after the expiration of this rights offering and after all determinations, allocations and adjustments described herein have been effected. Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. Accordingly, the shares of our Class A Common Stock purchased in this rights offering will be represented by certificates unless our board of directors authorizes that they be uncertificated, in which case the shares will be deposited in a book-entry account held on the applicable subscriber’s behalf. The shares issued to you pursuant to your exercise of subscription rights will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of our Class A Common Stock.

All subscription payments will be held in escrow by the subscription agent through the expiration of this rights offering. You will not be paid any interest on funds paid to the subscription agent, regardless of whether your subscription is accepted by us or returned to you.

Rights of Subscribers

You will be deemed the owner of the shares of our Class A Common Stock you purchased pursuant to your exercise of subscription rights upon the issuance of the certificates representing the shares or the deposit of the shares in a book-entry account on your behalf. You will not be entitled to any rights as a shareholder with respect to the shares subscribed for in this rights offering until such shares are issued to you.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of our Class A Common Stock being subscribed for on your subscription rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicate you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our Class A Common Stock that could be subscribed for with the payment that the subscription agent receives from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to purchase, then you will be deemed to have exercised your subscription rights (including the over-subscription option, if accepted by us) to the full extent of the payment tendered to purchase, to the extent available, that number of whole shares of our Class A Common Stock equal to the quotient obtained by dividing the payment tendered by the subscription price. Any remaining amount will be returned to you by mail, without interest thereon or deduction therefrom, as soon as practicable after the expiration of this rights offering and after all determinations, allocations and adjustments contemplated by the terms of this rights offering have been effected.

Our Determinations will be Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity or permit a defect or irregularity to be corrected within such time as we may determine. We may also reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise or as otherwise contemplated by the terms of this rights offering as described herein. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or incur any liability for failure to give you that notice.

Regulatory and Other Limitations on the Number of Shares You May Purchase

Because we are a unitary savings and loan holding company, the OTS has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the number of shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of May 12, 2011, a total of 63,131,721 shares of our Class A Common Stock were issued and outstanding. In the event this rights offering is fully subscribed, we will issue approximately 40,000,000 shares of our Class A Common Stock, and there will be approximately 103,131,721 shares of Class A Common Stock issued and outstanding after this rights offering; however, this rights offering may not be fully subscribed and, accordingly, we cannot state with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

As the holder of all of the issued and outstanding shares of our Class B Common Stock and approximately 43% of the issued and outstanding shares of our Class A Common Stock, BFC previously received the approval of the OTS to own a controlling interest in our common stock. As a result, BFC may acquire shares of our Class A Common Stock in this rights offering without obtaining any additional approval of the OTS.

In addition to the above-described regulatory limitation on the number of shares of our Class A Common Stock you may purchase in this rights offering, we may determine not to accept any particular over-subscription request if, in our judgment based on information available to us, the issuance of shares of our Class A Common Stock in respect thereof would jeopardize or limit our ability to use our available net operating losses to offset future taxable income.

Shares of Our Class A Common Stock Issued and Outstanding After this Rights Offering

As indicated above, a total of 63,131,721 shares of our Class A Common Stock were issued and outstanding as of May 12, 2011, and a total of 103,131,721 shares of our Class A Common Stock would be issued and outstanding after this rights offering if all 40,000,000 shares offered hereby are purchased. This would represent an increase in the number of issued and outstanding shares of our Class A Common Stock of approximately 63%. If you do not fully exercise your subscription rights but others do, the percentage of our Class A Common Stock that you hold will decrease.

In addition, we have and will continue to evaluate the advisability of other stock offerings and other future actions involving the issuance of our securities, including through future rights offerings, at-the-market offerings or other public offerings. We could also pursue these financings directly at BankAtlantic. Additional issuances of our Class A Common Stock or securities convertible into or exchangeable for our Class A Common Stock will have the effect of increasing the number of issued and outstanding shares of our Class A Common Stock, while issuances of equity directly at BankAtlantic would dilute our interest in BankAtlantic.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights, and none of us, the subscription agent nor the information agent will pay those expenses.

Subscription Agent

We have appointed Computershare Trust Company, N.A. as subscription agent for this rights offering. You can contact the subscription agent by mail at Computershare c/o Voluntary Corporate Actions, P.O. Box 43011 Providence, Rhode Island 02940-3011 or by express mail or overnight courier at Computershare c/o Voluntary Corporate Actions, Suite V, 250 Royall Street, Canton, Massachusetts 02021.

Record holders of our common stock who wish to subscribe for shares in this rights offering should deliver their subscription rights certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total approximately $20,000. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this rights offering.

Information Agent

We have appointed Georgeson Inc. as information agent for this rights offering. The information agent will be responsible for delivery of rights offering materials to certain nominee holders. The information agent will also operate a toll-free telephone number to answer questions from shareholders relating to this rights offering. Shareholders may contact the information agent by telephone at (888) 219-8320, and banks and brokers may contact the information agent by telephone at (212) 440-9800.

We will pay the fees and certain expenses of the information agent, which we estimate will total approximately $25,000. Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with this rights offering.

No Recommendations

Our board of directors is not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE TIMELY DELIVERY AND CLEARANCE OF PAYMENT. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST SEVEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the form of notice of guaranteed delivery, you should contact:

Information Agent

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Shareholders: 888-219-8320

Banks and Brokers: 212-440-9800

PLAN OF DISTRIBUTION

On or about May 18, 2011, we will distribute to all holders of record of our Class A Common Stock and Class B Common Stock as of 5:00 p.m., New York City time, on May 12, 2011, certificates representing the subscription rights issued to them, together with copies of this prospectus. The subscription rights will thereafter become exercisable through the expiration of this rights offering. If you wish to exercise your subscription rights, you must timely comply with the exercise procedures described above. See “The Rights Offering—Exercise of Subscription Rights.” If you have any questions, you should contact the information agent, Georgeson Inc., at the address or applicable telephone number set forth on the preceding page.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. holder of our common stock and to us as a result of the receipt, lapse or exercise of the subscription rights distributed to you in this rights offering. This discussion does not address the tax consequences of this rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of shareholders. For example, this discussion does not address certain types of shareholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder.

For purposes of this disclosure, a U.S. holder of our common stock is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust that either: (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or was in existence on August 20, 1996, was treated as a U.S. person on the previous day and elected to continue to be so treated.

This summary is based on the Code, the Treasury Regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed herein, and it is possible that a contrary position may be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that the shares of our common stock you currently own, the subscription rights distributed to you and the shares of our Class A Common Stock that you may subscribe for in this rights offering constitute capital assets within the meaning of Section 1221 of the Code.

Receipt and exercise of the subscription rights distributed in this rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, this rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits. Any excess would be treated first as a return of your basis (investment) in your stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

Receipt of Subscription Rights

You will not recognize any gain or other income based on your receipt of subscription rights in respect of your shares of our common stock. Your tax basis in each subscription right effectively depends on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value on that date of the shares of our common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your shares of our common stock to the subscription rights, then upon exercise of the subscription rights, your basis in your shares of our common stock will be allocated between your shares of our common stock and your subscription rights in proportion to the fair market value of each on the date the subscription rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of our common stock with respect to which the subscription right is issued.

Expiration of Subscription Rights

You will not recognize any loss upon the expiration of a subscription right, as no basis will be allocated to such subscription rights.

Exercise of Subscription Rights

You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of our Class A Common Stock that you purchase in this rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of our Class A Common Stock purchased in this rights offering will begin on the date that you exercise your subscription rights.

Taxation of the Company

We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights or the receipt of payment for shares of our Class A Common Stock upon exercise of the subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

LEGAL MATTERS

The validity of the shares of our Class A Common Stock offered hereby will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., of Miami, Florida.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. Our filings with the SEC are available at such Internet website (www.sec.gov).

The information in this prospectus may not contain all of the information that may be important to you. You should read this entire prospectus, as well as the information incorporated herein by reference, before making an investment decision. We have filed a shelf registration statement on Form S-3 with the SEC covering, among other securities which we may issue from time to time in the future, the subscription rights and shares of our Class A Common Stock offered hereby. This prospectus, which forms a part of the shelf registration statement, does not contain all of the information included in the shelf registration statement. For further information about us and the subscription rights and shares of our Class A Common Stock offered hereby, you should refer to the shelf registration statement and its exhibits. You can obtain the full shelf registration statement from the SEC as indicated above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents (except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2010, filed with the SEC on April 13, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011;

•	our Current Report on Form 8-K, filed with the SEC on January 31, 2011;

•	our Current Report on Form 8-K, filed with the SEC on February 25, 2011 (Item 1.01 and Exhibits 10.1 and 10.2 only);

•	our Current Report on Form 8-K, filed with the SEC on April 13, 2011;

•	our Current Report on Form 8-K, filed with the SEC on April 18, 2011;

•	our Current Report on Form 8-K, filed with the SEC on April 26, 2011;

•	our Current Report on Form 8-K, filed with the SEC on May 3, 2011;

•	the portions of our Definitive Proxy Statement on Schedule 14A , filed with the SEC on April 27, 2011, that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 1997; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act until the termination or expiration of this rights offering.

This prospectus incorporates documents by reference that are not presented or delivered with this prospectus. You may review and obtain these documents at our Internet website at www.bankatlanticbancorp.com, provided that no other information on our Internet website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Investor Relations

BankAtlantic Bancorp, Inc.

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 940-5300

PROSPECTUS

$75,000,000

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

We may from time to time offer and sell in one or more offerings, together or separately, any combination of the securities described in this prospectus. We will specify in an accompanying prospectus supplement the specific terms of any offering and the securities offered.

Our Class A Common Stock is currently listed on the New York Stock Exchange under the trading symbol “BBX.” Each prospectus supplement will contain information, where applicable, as to any listing on the New York Stock Exchange or any other securities exchange of the securities covered by the prospectus supplement.

As of February 8, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $36.2 million, based on 29,668,617 shares of our Class A Common Stock held by non-affiliates and a per share price of $1.22, which equaled the closing price of our Class A Common Stock as quoted on the New York Stock Exchange on that date. Because the aggregate market value of our outstanding common equity held by non-affiliates is less than $75 million, we are currently only permitted to use the registration statement of which this prospectus forms a part to offer the securities covered by this prospectus either: (i) pursuant to General Instruction I.B.4. of Form S-3, in a subscription rights offering to our shareholders; or (ii) pursuant to General Instruction I.B.6. of Form S-3, in a primary offering where the maximum amount of securities sold in the offering during any twelve-month period does not exceed one-third of the aggregate market value of our outstanding common equity held by non-affiliates. As of the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior twelve-month period that ends on, and includes, the date of this prospectus. If the aggregate market value of our outstanding common equity held by non-affiliates increases to an amount equal to or in excess of $75 million, then we will be permitted to offer the securities covered by this prospectus without regard to the above-described limitations. In any event, the aggregate initial offering price of the securities that we offer under the registration statement of which this prospectus forms a part will not exceed $75 million.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest. The securities offered by this prospectus may be sold directly by us to purchasers, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors discussed in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q, as well as in any prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2010.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “the Company,” “we,” “our” or “us” refer to BankAtlantic Bancorp, Inc. and its consolidated subsidiaries.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided or incorporated by reference in this prospectus, any prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time up to $75 million in one or more offerings and at prices and on terms to be determined by us at or prior to the time of the applicable offering, subject to the General Instructions to Form S-3. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (www.sec.gov) or at the SEC’s Public Reference Room described under the heading “Where You Can Find More Information.”

BANKATLANTIC BANCORP

We are a Florida-based unitary savings bank holding company that owns BankAtlantic and its subsidiaries. BankAtlantic provides a full line of products and services encompassing retail and business banking. We report our operations through two business segments consisting of BankAtlantic and BankAtlantic Bancorp, Inc., the parent company.

BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services through a network of more than 100 branches in southeast Florida and the Tampa Bay area, primarily in the metropolitan areas surrounding the cities of Miami, Ft. Lauderdale, West Palm Beach and Tampa, which are located in the heavily-populated Florida counties of Miami-Dade, Broward, Palm Beach, Hillsborough and Pinellas.

As of December 31, 2009, we had total consolidated assets of approximately $4.8 billion, total deposits of approximately $4.0 billion and stockholders’ equity of approximately $141.6 million.

Our Class A Common Stock currently trades on the New York Stock Exchange under the symbol “BBX.” Our principal executive offices are located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website address is www.bankatlanticbancorp.com. Our Internet website and the information contained in or connected to our website are not incorporated into, and are not part of, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” contained in any prospectus supplement, in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q, as well as all of the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and related notes. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. Additional risks and uncertainties not presently known to us may also adversely impact our operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this prospectus and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. Forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that could change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting us and our operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession, decreases in real estate values, and increased unemployment on our business generally, our regulatory capital ratios, and the ability of our borrowers to service their obligations and of our customers to maintain account balances; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in our asset workout subsidiary) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our real estate based loans, including our residential land acquisition and development loans (including builder land bank loans, land acquisition and development loans and land acquisition, development and construction loans) as well as commercial land loans, other commercial real estate loans, residential loans and consumer loans, and conditions specifically in those market sectors; the quality of our commercial business loans and conditions specifically in that market sector; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws, including their impact on BankAtlantic’s net interest margin; new consumer banking regulations and the effect on our service fee income; adverse conditions in the stock market, the public debt market and other financial and credit markets, and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations and maintain account balances; BankAtlantic’s initiatives not resulting in continued growth of core deposits or increasing average balances of new deposit accounts or producing results which do not justify their costs; the success of our expense reduction initiatives and our ability to achieve additional cost savings or to maintain the current lower expense structure; and the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance, actual or estimated new account openings and growth may not be indicative of future results. In addition, forward-looking statements relating to our cash offers to purchase outstanding trust preferred securities (“TruPS”) are subject to the risk that the requisite holders of the particular series of TruPS to which each offer relates do not consent and tender, and that, if received, we are not able to obtain financing upon acceptable terms, in amounts sufficient to complete the offers, if at all. Past performance may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q. We caution that the foregoing factors are not exclusive.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which could include the redemption of TruPS or the repayment of debt, and to support BankAtlantic.

RATIO OF EARNINGS TO FIXED CHARGES

The table below contains our consolidated ratio of earnings to fixed charges for each of the periods indicated (dollar amounts in thousands):

	Year Ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	N/A	N/A	N/A	1.19x	1.44x
Deficiency of earnings to fixed charges	(221,239)	(186,755)	(57,584)	N/A	N/A

We computed the ratio of earnings to fixed charges by dividing earnings from continuing operations by fixed charges. For purposes of computing this ratio, “earnings” consist of income from continuing operations before provision for income taxes, extraordinary charges and changes in accounting principles plus fixed charges. “Fixed charges” consist of the sum of interest expense on indebtedness and interest expense on deposits and an estimate of the interest component of rent expense. We did not have any shares of preferred stock outstanding, and, accordingly, we did not declare or pay any dividends on our preferred stock, during any of the years ended December 31, 2005 through 2009.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell under this prospectus. These summaries are not meant to be a complete description of each security. This prospectus, together with any accompanying prospectus supplement, will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Description of Capital Stock

The following summary describes the material terms of our capital stock. For the complete terms of our capital stock, you should read the more detailed provisions of our Restated Articles of Incorporation and Amended and Restated Bylaws, as well as the applicable provisions of the Florida Business Corporation Act. See “Where You Can Find More Information.”

Our authorized capital stock consists of 125,000,000 shares of Class A Common Stock, par value $0.01 per share, 9,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Holders of our common stock are not entitled to preemptive rights. As of April 8, 2010, we had 49,939,842 shares of Class A Common Stock and 975,225 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock were outstanding.

Common Stock

Voting Rights

Except as provided by law or as specifically provided in our Restated Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote as a single group. Each share of Class A Common Stock is entitled to one vote, and the Class A Common Stock represents in the aggregate 53% of the total voting power of the common stock. Each share of Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of the common stock. The fixed voting percentages will be eliminated, and shares of Class B Common Stock will be entitled to only one vote per share, from and after the date that BFC Financial Corporation (“BFC”) or its affiliates no longer own in the aggregate at least 486,613 shares of Class B Common Stock.

Under Florida law, holders of our Class A Common Stock are entitled to vote as a separate voting group on amendments to our Restated Articles of Incorporation which require the approval of our shareholders and would have any of the following effects:

•	effect an exchange or reclassification of all or part of the shares of Class A Common Stock into shares of another class of stock;

•	effect an exchange or reclassification, or create a right of exchange, of all or a portion of the shares of another class of stock into shares of Class A Common Stock;

•	change the designation, rights, preferences or limitations of all or a portion of the shares of Class A Common Stock;

•	change all or a portion of the shares of Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock; or

•

increase the rights, preferences or number of authorized shares of any class of shares that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock.

However, if a proposed amendment that would otherwise entitle the holders of our Class A Common Stock to vote as separate voting group as a result of the amendment having one of the effects described above would affect the holders of our Class B Common Stock or any of our other securities in the same or substantially similar way, then the holders of our Class A Common Stock will not be entitled to vote as a separate voting group on the amendment but instead will vote together with the other similarly affected shareholders as a single voting group on the proposed amendment.

Under Florida law, holders of our Class B Common Stock are entitled to vote as a separate voting group and would therefore have effective veto power on amendments to our Restated Articles of Incorporation which require the approval of our shareholders and would affect the rights of the Class B Common Stock in substantially the same manner as described above with respect to the Class A Common Stock. Further, under Florida law, holders of our Class A Common Stock and Class B Common Stock will be entitled to vote as a separate voting group on any plan of merger or plan of share exchange that requires the approval of our shareholders and contains a provision which, if included in a proposed amendment to our Restated Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to our shareholders under Florida law, our Restated Articles of Incorporation provide that the approval of the holders of our Class B Common Stock, voting as a separate voting group, will be required before any of the following actions may be taken:

•	the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

•	the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to us); or

•	any amendments of the capital stock provisions of the our Restated Articles of Incorporation.

Our Board of Directors is classified into three classes with staggered terms of three years. Cumulative voting is not provided for in our Restated Articles of Incorporation, which means that the holders of shares of our Class A Common Stock and Class B Common Stock representing a majority of the votes cast can elect all of the directors then standing for election.

Convertibility of Class B Common Stock into Class A Common Stock; Ownership Restrictions on Class B Common Stock

Holders of our Class B Common Stock possess the right, at any time, to convert any or all of their shares of Class B Common Stock into shares of Class A Common Stock on a share-for-share basis. Only BFC and its affiliates may hold Class B Common Stock and, accordingly, sales of Class B Common Stock to unaffiliated parties would require the conversion of those shares to Class A Common Stock prior to or contemporaneously with the sale. However, the sale of BFC or any other change in control of BFC would not result in the conversion of the shares of Class B Common Stock held by BFC into shares of Class A Common Stock.

Dividends and Other Distributions; Liquidation Rights

Holders of our Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by our Board of Directors out of legally available assets subject to regulatory restrictions and limitations. Any distribution per share with respect to our Class A Common Stock will be identical to the distribution per share with respect to our Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of our Board of Directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation, the assets legally available for distribution to shareholders will be distributed ratably among the holders of our Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Preferred Stock

Pursuant to our Restated Articles of Incorporation, our Board of Directors has the authority, without further action by our shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not to below the number of shares of such series then outstanding.

The designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, will be set forth in an Articles of Amendment to our Restated Articles of Incorporation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any Articles of Amendment that describe the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock.

The prospectus supplement relating to any preferred stock we offer will include a description of the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof (as set forth in the related Articles of Amendment to our Restated Articles of Incorporation). This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Under Florida law, holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Restated Articles of Incorporation if the amendment would change the par value or, unless our Restated Articles of Incorporation provided otherwise, change the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable Articles of Amendment.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which the preferred stock may be convertible into or exchangeable for our Class A Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A Common Stock or other securities that the holders of preferred stock receive upon conversion or exchange of the preferred stock would be subject to adjustment.

Certain Anti-Takeover Effects

The terms of our Class A Common Stock and Class B Common Stock make the sale or transfer of control of the Company or the removal of incumbent directors unlikely without the concurrence of BFC, the holder of all of our Class B Common Stock. Our Restated Articles of Incorporation and Amended and Restated Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the authority of our Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our Board of Directors into three classes of directors with three-year staggered terms; and

•	certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

We are also subject to the Florida Business Corporation Act, including provisions related to “control share acquisitions.” These provisions generally provide that shares acquired within specified voting ranges (shares representing in excess of 20%, 33% and 50% of our outstanding voting power) will not possess voting rights unless the acquisition of the shares is approved in advance by our Board of Directors or the voting rights associated with the acquired shares are approved by a majority vote of our disinterested shareholders following the acquisition of the shares.

Regulatory Limitations

Because we are a unitary savings and loan holding company, the Office of Thrift Supervision (the “OTS”) has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to a purchase of any class of our voting securities, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of that class of securities and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of that class of securities, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to purchasing shares of our voting securities which we may offer under this prospectus which would cause your ownership in those securities to exceed either of the thresholds set forth above. We will not be required to issue to you any securities so purchased until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control those securities.

As the holder of all of the issued and outstanding shares of our Class B Common Stock and approximately 36% of the issued and outstanding shares of our Class A Common Stock, BFC has previously received all required regulatory approvals, including, without limitation, the approval of the OTS, relating to its control of us and ownership of our common stock and, accordingly, BFC may acquire any securities we may offer under this prospectus without obtaining any additional approval of the OTS.

Description of Debt Securities

This prospectus describes the general terms and provisions of the debt securities that we may offer. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions that we describe in this prospectus apply to that particular series of debt securities. For a complete description of the material terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating to that series and to the following description.

If issued, we will issue the debt securities under an indenture between us and U.S. Bank National Association (or a subsequent or replacement trustee), as trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. We have filed a copy of the form of indenture as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the material portions of the indenture below, but you should read the indenture for other provisions that may be important to you. We qualify the following summary in its entirety by reference to the provisions of the indenture.

General

The debt securities will be our direct unsecured general obligations. We will establish the terms of each series of debt securities that we will issue under the indenture by a resolution of our Board of Directors. We will detail the terms of the debt securities that we will offer in an officers’ certificate under the indenture or by a supplemental indenture. We will describe the particular terms of each series of debt securities that we issue in a prospectus supplement relating to that series. The specific terms described in any prospectus supplement may differ from the terms described below.

Under the indenture, we can issue an unlimited amount of debt securities, including debt securities that are convertible into, or exchangeable for, our other securities, including our common stock. We may issue the debt securities:

•	in one or more series;

•	with the same or various maturities;

•	at par;

•	at a premium; or

•	at a discount.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the initial offering price;

•	the aggregate principal amount of that series of debt securities;

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the maturity date;

•

the per annum rate or rates (which may be fixed or variable) or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest;

•	the date or dates from which interest will accrue;

•	the date or dates on which interest will commence and be payable;

•	any regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal, premium and interest with respect to the debt securities;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities;

•	the denominations in which we will issue the debt securities, if we issue them other than in denominations of $1,000 and any integral multiple thereof;

•	whether we will issue the debt securities in the form of certificated debt securities or global securities;

•	the currency of denomination of the debt securities;

•	any addition to or change in the events of default that are described in this prospectus or in the indenture;

•	any change in the acceleration provisions that are described in this prospectus or in the indenture;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide that we must only pay an amount less than our stated principal amount if our maturity date accelerates. In the prospectus supplement, we will also provide information regarding the federal income tax considerations and other special considerations that apply to any of the particular debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which a series of debt securities may be convertible into, or exchangeable for, our Class A Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A Common Stock or our other securities that the holders of the series of debt securities receive upon conversion or exchange would be subject to adjustment.

Form, Exchange and Transfer

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”) or a nominee of DTC, as depositary (a “book-entry debt security”), or a certificate issued in definitive registered form (a “certificated debt security”).

We will describe whether the particular series of debt securities will be a book-entry debt security or a certificated debt security in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, we will not issue book-entry debt securities in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or at paying agencies as provided for in the indenture. We will not charge you any service charge for any transfer or exchange of certificated debt securities, but may require you to pay a sum sufficient to cover any tax or other governmental charge that may be required in connection with your transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing your certificated debt securities. After you surrender your certificated debt securities, we or the trustee will reissue your certificate or issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

A global debt security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same:

•	original issue date;

•	date or dates on which we must pay principal and interest; and

•	interest rate or method of determining interest.

We will deposit each global debt security representing book-entry debt securities with, or on behalf of, the depositary and will also register the global debt security in the name of the depositary or its nominee. We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Only persons who have accounts with the depositary for the related global debt security, or participants, or a person that holds an interest through a participant may own beneficial interests in book-entry debt securities. When we issue a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the appropriate principal amounts of the book-entry debt securities that the participant owns. Any dealers, underwriters or agents participating in the distribution of the book-entry debt securities will designate the accounts that the depositary will credit. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests in book-entry debt securities will be effected only through, records that the depositary maintains for the related global debt security (for interests of participants)

and records that the participants maintain (for interests of persons holding through participants). The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. Because, except under the special circumstances that are described below, we will not issue book-entry debt securities in certificated form, these laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities. So long as the depositary, or its nominee, is the registered owner of a global debt security, we will consider the depositary or its nominee as the sole owner or holder of the book-entry debt securities represented by the associated global debt security for all purposes under the indenture. Except as described in this prospectus or the applicable prospectus supplement, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names and will not receive or be entitled to receive physical delivery of a certificate in definitive form representing their securities. We will not consider beneficial owners of book-entry debt securities the owners or holders of those securities under the indenture. As a result, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the depositary’s procedures for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise some rights of holders of debt securities, and the indenture provides that we, the trustee and their respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

We will make payments of the principal, premium and interest on the book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for:

•	any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security; or

•	maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect the depositary, upon receipt of any payment of the principal, premium or interest with respect to a global debt security, will immediately credit the participants’ accounts with payments in amounts proportionate to the amounts of book-entry debt securities they each hold, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Holders of global debt securities may exchange their global debt securities for certificated debt securities if an event of default under the book-entry debt securities represented by those global debt securities has occurred and is continuing. We will register any certificated debt securities that we issue in exchange for a global debt security in the name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the previous information in this section concerning the depositary and the depositary’s book-entry registration and transfer system from sources we believe to be reliable, but take no responsibility for the accuracy of this information.

Consolidation, Merger and Sale of Assets

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate. If the debt securities are convertible into, or exchangeable for, our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Covenants

Unless stated otherwise in the applicable prospectus supplement and in a supplement to the indenture, a resolution of our Board of Directors or an officers’ certificate delivered under the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Events of Default Under the Indenture

Under the indenture, an “event of default” means, with respect to any series of debt securities, any of the following:

•

default in the payment of any interest on any debt security of that series when it becomes due and payable, and the continuance of that default for a period of 30 days (unless we deposit the entire amount of the payment with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due on any debt security of that series;

•

default in the performance or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	some events of bankruptcy, insolvency or reorganization of the Company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable supplement to this prospectus.

No event of default for a particular series of debt securities, except for the events of default relating to events of bankruptcy, insolvency or reorganization, will necessarily constitute an event of default for any other series of debt securities.

If an event of default for debt securities of any series occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to us having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal that has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “Modification and Waiver” below. If we issue a series of debt securities that are discount securities, the prospectus supplement relating to that series will contain the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to some rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given the trustee written notice of a continuing event of default under the debt securities of that series; and

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest with respect to that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement of our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification of Indenture; Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, we and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of, or extend the time for payment of, interest (including default interest) on any debt security;

•

reduce the principal of, or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the deposit of any sinking fund payment or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal, premium or interest with respect to any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal, premium or interest with respect to any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal, premium and interest with respect to those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for some specified provisions of the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, premium or any interest with respect to any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations under the debt securities of any series (except for some obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be discharged when we deposit with the trustee, in trust, money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest, and any mandatory sinking fund payments for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities.

We will be discharged only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that holders of the debt securities of the series from which we wish to be discharged will:

•	not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge; and

•	will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with specified conditions, we may omit to comply with certain restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a resolution of our Board of Directors or an officers’ certificate delivered pursuant to the indenture.

The conditions include us:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest, and any mandatory sinking fund payments, for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

In the event we exercise our option not to comply with some covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations we have deposited with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means for the debt securities of any series that are denominated in a currency other than U.S. dollars:

•

direct obligations of the government that issued or caused to be issued the currency in question for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by and construed under the laws of the State of Florida.

Description of Warrants

The following summary describes the general terms and provisions of the warrants to purchase shares of our Class A Common Stock or other securities that we may offer. The warrants may be issued independently or together with shares of our Class A Common Stock or other securities and may be attached to or separate from the securities with which they are issued. The warrants may be issued by us directly or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in any applicable prospectus supplement relating to the warrants. A single bank or trust company may act as warrant agent for more than one series of warrants.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the number of warrants issued with each share of Class A Common Stock or other security;

•	if applicable, the date on and after which the warrants and the related Class A Common Stock or other security will be separately transferable;

•	the class or series of security, and number of shares of that class or series of security, purchasable upon exercise of the warrants;

•	the exercise price of the warrants;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to, or adjustments in, the exercise price of the warrants or the number of shares purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrants may be modified or amended;

•	the anti-dilutive protections given to the holders of the warrants;

•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Until a warrant is exercised, the holder of the warrant will not be entitled, by virtue of being such holder, to any rights as a shareholder of our Company with respect to the shares purchasable upon exercise of the warrant, including, without limitation the right to vote or receive dividends on such underlying shares.

The exercise price payable and the number of shares of our Class A Common Stock or other security purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of our Class A Common Stock or other security purchasable upon exercise of the warrant or a stock split, reverse stock split, combination, subdivision or reclassification of the Class A Common Stock or such other security. In lieu of adjusting the number of shares of our Class A Common Stock or other security purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. No fractional shares will be issued upon exercise of the warrants, but we will pay the cash value of any fractional shares otherwise issuable or fractional shares otherwise issuable will be rounded up or down to the closest whole share, in each case as will be set forth in any applicable prospectus supplement relating to the warrants.

Each warrant will entitle the holder to purchase such number of shares of our Class A Common Stock or other security at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may not be exercised after the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void and of no further force or effect.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Class A Common Stock or other security purchasable upon such exercise. If a warrant is exercised for less than the full amount of shares underlying the warrant, then a new warrant will be issued to cover the remaining shares.

Unless we provide otherwise in the applicable prospectus supplement: (i) a warrant agent (if any) will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant; (ii) a warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us; (iii) any holder of a warrant may, without the consent of the applicable warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, his, her or its warrants; and (iv) the warrants will be governed by and construed in accordance with the laws of the State of Florida.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the complete terms and conditions of the warrants, the form of which will be filed with the SEC if we offer warrants. We urge you to read the form of warrant, the prospectus supplement and any other offering material in their entirety.

Description of Subscription Rights

The following summary describes the general terms and provisions of the subscription rights to purchase our Class A Common Stock or other securities that we may offer to our shareholders. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agent agreement to be entered into between us and a bank or trust company, as subscription rights agent, that we will name in the applicable prospectus supplement. The subscription rights agent will act solely as our agent in connection with the certificates relating to the subscription rights and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights we offer will include specific terms relating to the offering, including, among others:

•	the securities for which the subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each shareholder;

•	the number of shares of Class A Common Stock or amount of any other securities purchasable upon exercise of such subscription rights;

•	the extent, if any, to which such subscription rights are transferable;

•	a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash the number of shares of our Class A Common Stock or other securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void and of no further force or effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Class A Common Stock or other security purchasable upon exercise of the subscription rights. If less than all of the subscription rights issued in any subscription rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, the form of which will be filed with the SEC if we offer subscription rights. We urge you to read the form of subscription rights certificate, prospectus supplement and other offering material in their entirety.

PLAN OF DISTRIBUTION

We are currently only permitted to use the registration statement of which this prospectus forms a part to offer the securities covered by this prospectus either: (i) pursuant to General Instruction I.B.4. of Form S-3, in a subscription rights offering to our shareholders; or (ii) pursuant to General Instruction I.B.6. of Form S-3, in a primary offering where the maximum amount of securities sold in the offering during any twelve-month period does not exceed one-third of the aggregate market value of our outstanding common equity held by non-affiliates. As of February 8, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $36.2 million. If the aggregate market value of our outstanding common equity held by non-affiliates increases to an amount equal to or in excess of $75 million, then we will be permitted to offer the securities covered by this prospectus without regard to the above-described limitations. In any event, the aggregate initial offering price of the securities that we offer will not exceed $75 million.

We may sell the securities covered by this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship. We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent, in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Room.

Our filings with the SEC are also available from the SEC’s Internet website at www.sec.gov. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.”

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement as well as the information incorporated by reference in this prospectus and any prospectus supplement before making an investment decision.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010;

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on January 21, 2010;

•	our Current Report on Form 8-K, filed with the SEC on February 12, 2010 (Item 8.01 only);

•	our Current Report on Form 8-K, filed with the SEC on February 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on March 23, 2010;

•	our Current Report on Form 8-K, filed with the SEC on April 22, 2010;

•	our Current Report on Form 8-K, filed with the SEC on April 28, 2010;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010, that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 1997; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act until we complete our offering of all of the securities under this prospectus.

This prospectus incorporates documents by reference that are not presented or delivered with this prospectus. You may review and obtain these documents at our Internet website at www.bankatlanticbancorp.com, provided that no other information on our website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Investor Relations

BankAtlantic Bancorp, Inc.

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 940-5000

$30,000,000

BankAtlantic Bancorp, Inc.

Class A Common Stock

Prospectus Supplement

May 16, 2011